Exhibit 2(b)



                          AGREEMENT FOR SALE AND PURCHASE


                                     OF STOCK


                                        OF

                               PENTAIR DULUTH CORP.

                                        AND

                           MINNESOTA PAPER INCORPORATED


                                 TABLE OF CONTENTS
                                                                            Page

  1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  2.  Purchase and Sale of Stock  . . . . . . . . . . . . . . . . . . . . .
  3.  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .
  4.  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  5.  Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . .
  6.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  7.  Sellers' Representations, Warranties and Covenants  . . . . . . . . .
       (a)  Organization and Authority of Seller  . . . . . . . . . . . . .
       (b)  Valid and Enforceable Agreement . . . . . . . . . . . . . . . .
       (c)  Organization of Subsidiaries  . . . . . . . . . . . . . . . . .
       (d)  Financial Statements  . . . . . . . . . . . . . . . . . . . . .
       (e)  No Material Change  . . . . . . . . . . . . . . . . . . . . . .
       (f)  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (g)  Title to Personal Property  . . . . . . . . . . . . . . . . . .
       (h)  Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . .
       (i)  Plant and Equipment . . . . . . . . . . . . . . . . . . . . . .
       (j)  Intellectual Property . . . . . . . . . . . . . . . . . . . . .
       (k)  Employee Matters  . . . . . . . . . . . . . . . . . . . . . . .
       (l)  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . .
       (m)  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . .
       (n)  Material Contracts  . . . . . . . . . . . . . . . . . . . . . .
       (o)  Licenses and Permits  . . . . . . . . . . . . . . . . . . . . .
       (p)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (q)  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . .
       (r)  Transactions with Related Parties . . . . . . . . . . . . . . .
       (s)  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . .
       (t)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . .
       (u)  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . .
       (v)  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (w)  Motor Vehicles  . . . . . . . . . . . . . . . . . . . . . . . .
       (x)  Product Warranty  . . . . . . . . . . . . . . . . . . . . . . .
  8.  Buyer's Representations and Warranties  . . . . . . . . . . . . . . .
       (a)  Organization  . . . . . . . . . . . . . . . . . . . . . . . . .
       (b)  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (c)  Valid and Enforceable Agreement . . . . . . . . . . . . . . . .
       (d)  No Insolvency . . . . . . . . . . . . . . . . . . . . . . . . .
       (e)  Financial Statements  . . . . . . . . . . . . . . . . . . . . .
       (f)  Investment Intent . . . . . . . . . . . . . . . . . . . . . . .
  9.  Actions Pending Closing . . . . . . . . . . . . . . . . . . . . . . .
       (a)  Operations  . . . . . . . . . . . . . . . . . . . . . . . . . .
       (b)  Access to Records . . . . . . . . . . . . . . . . . . . . . . .
       (c)  Access to Facilities  . . . . . . . . . . . . . . . . . . . . .
       (d)  Release of Guarantees . . . . . . . . . . . . . . . . . . . . .
       (e)  Hart-Scott-Rodino Filings . . . . . . . . . . . . . . . . . . .
       (f)  Notice of Developments  . . . . . . . . . . . . . . . . . . . .
       (g)  LSPI Restrictions . . . . . . . . . . . . . . . . . . . . . . .
       (h)  Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . .
       (i)  Allocation of Pulp  . . . . . . . . . . . . . . . . . . . . . .
  10.  Conditions Precedent to Obligations of Buyer . . . . . . . . . . . .
       (a)  No Errors; Performance of Obligations . . . . . . . . . . . . .
       (b)  Officer's Certificates  . . . . . . . . . . . . . . . . . . . .
       (c)  Certified Copy of Resolutions . . . . . . . . . . . . . . . . .
       (d)  Opinion of Sellers' Counsel . . . . . . . . . . . . . . . . . .
       (e)  Injunctions . . . . . . . . . . . . . . . . . . . . . . . . . .
       (f)  Clayton Act Matters . . . . . . . . . . . . . . . . . . . . . .
       (g)  Environmental Matters . . . . . . . . . . . . . . . . . . . . .
       (h)  LSPI Restrictions . . . . . . . . . . . . . . . . . . . . . . .
       (i)  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (j)  FIRPTA Certificate  . . . . . . . . . . . . . . . . . . . . . .
       (k)  Purchase of SRFI and Niagara Paper  . . . . . . . . . . . . . .
       (l)  Real Estate Consents  . . . . . . . . . . . . . . . . . . . . .
       (m)  Title Insurance and Surveys . . . . . . . . . . . . . . . . . .
       (n)  Provision of Documentation  . . . . . . . . . . . . . . . . . .
       (o)  Other Matters . . . . . . . . . . . . . . . . . . . . . . . . .
  11.  Conditions Precedent to Obligations of Sellers . . . . . . . . . . .
       (a)  No Errors; Performance of Obligations . . . . . . . . . . . . .
       (b)  Officer's Certificate . . . . . . . . . . . . . . . . . . . . .
       (c)  Certified Copy of Resolutions . . . . . . . . . . . . . . . . .
       (d)  Opinion of Buyer's Counsel  . . . . . . . . . . . . . . . . . .
       (e)  Injunctions . . . . . . . . . . . . . . . . . . . . . . . . . .
       (f)  Clayton Act Matters . . . . . . . . . . . . . . . . . . . . . .
       (g)  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (h)  Sale of SRFI and Niagara Paper  . . . . . . . . . . . . . . . .
       (i)  Other Matters . . . . . . . . . . . . . . . . . . . . . . . . .
  12.  Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  13.  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  14.  Confidential Information . . . . . . . . . . . . . . . . . . . . . .
  15.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .
  16.  Guaranteed Obligations . . . . . . . . . . . . . . . . . . . . . . .
  17.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  18.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . .
       (a)  Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (b)  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (c)  Special Provisions  . . . . . . . . . . . . . . . . . . . . . .
       (d)  Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . .
       (e)  Inspection of Books and Records . . . . . . . . . . . . . . . .
  19.  Termination of Agreement . . . . . . . . . . . . . . . . . . . . . .
  20.  Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . .
  21.  Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  22.   Assistance after Closing  . . . . . . . . . . . . . . . . . . . . .
       (a)  Retained Liabilities  . . . . . . . . . . . . . . . . . . . . .
       (b)  Allocation of Pulp  . . . . . . . . . . . . . . . . . . . . . .
  23.  Tax Matters; Payment of Taxes  . . . . . . . . . . . . . . . . . . .
       (a)  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . .
       (b)  Apportionment of Income . . . . . . . . . . . . . . . . . . . .
       (c)  Allocation of Taxes . . . . . . . . . . . . . . . . . . . . . .
       (d)  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (e)  Post-Closing Elections  . . . . . . . . . . . . . . . . . . . .
       (f)  Control of Contest  . . . . . . . . . . . . . . . . . . . . . .
       (g)  General . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (h)  Sales and Transfer Taxes  . . . . . . . . . . . . . . . . . . .
       (i)  Tax Effective Time  . . . . . . . . . . . . . . . . . . . . . .
       (j)  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . .
       (k)  LSPI Leases Tax Rate Change Indemnity . . . . . . . . . . . . .
       (l)  Refund of Tax Indemnity Payment . . . . . . . . . . . . . . . .
       (m)  Tax Agreements  . . . . . . . . . . . . . . . . . . . . . . . .
  24.  Section 338(h)(10) Election  . . . . . . . . . . . . . . . . . . . .
  25.  Limitations on Liability . . . . . . . . . . . . . . . . . . . . . .
  26.  Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . .
  27.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  28.  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . .
  29.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .
  30.  No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  31.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .
  32.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  33.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . .

  Schedule 1(i)       Confidentiality Letter Agreement
  Schedule 1(u)       Intellectual Property
  Schedule 3.1.       Transition Incentives
  Schedule 3.2        Form of Statement of Net Book Value
  Schedule 3.3.       Form of Auditor's Report
  Schedule 5          Guaranteed Obligations
  Schedule 6          Form of Release
  Schedule 7(b)       Valid and Enforceable Agreement
  Schedule 7(c)       Organization of Subsidiaries
  Schedule 7(d)       Financial Statements
  Schedule 7(f)       Leases
  Schedule 7(h)       Real Estate
  Schedule 7(i)       Plant and Equipment
  Schedule 7(k)       Employee Matters
  Schedule 7(l)       Litigation
  Schedule 7(n)       Material Contracts
  Schedule 7(o)       Licenses and Permits
  Schedule 7(p)       Insurance
  Schedule 7(q)       Employee Benefits
  Schedule 7(r)       Transactions with Related Parties
  Schedule 7(s)       Bank Accounts
  Schedule 7(t)       Tax Matters
  Schedule 7(u)       Accounts Receivable
  Schedule 7(w)       Motor Vehicules
  Schedule 9(a)       Capital Expenditures and Commitments
  Schedule 10(g)      Environmental Matters
  Schedule 10(m)      Title Insurance and Surveys
  Schedule 16         Form of Letter of Credit
  Schedule 23         Pricing Items for LSPI Leases



       THIS AGREEMENT is made and entered into as of the 8th day of May, 1995 between Pentair, Inc., a Minnesota corporation ("PENTAIR"), Minnesota Power & Light Company, a Minnesota corporation ("MINNESOTA POWER") and Consolidated Papers, Inc., a Wisconsin corporation ("BUYER").

       WHEREAS, Pentair is the owner of all of the issued and outstanding capital stock of Pentair Duluth Corp., a Minnesota corporation ("PENTAIR DULUTH"), and Minnesota Power is the owner of all of the issued and outstanding capital stock of Minnesota Paper Incorporated, a Minnesota corporation ("MINNESOTA PAPER"); and

       WHEREAS, Pentair Duluth and Minnesota Paper each own a 50% equity interest in Lake Superior Paper Industries, a joint venture organized under the general partnership laws of the state of Minnesota ("LSPI"); and

       WHEREAS, Pentair and Minnesota Power (collectively, "SELLERS") desire to sell and Buyer desires to purchase from Sellers all of the issued and outstanding capital stock of Pentair Duluth and Minnesota Paper in accordance with the terms and provisions of this Agreement;

       NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and conditions herein contained, the parties agree as follows:

       1. DEFINITIONS. The terms below shall have the following meanings under this Agreement unless the context clearly requires otherwise:

       (a)  "ALLOCATIONS" shall have the meaning set forth in Section 24(b).

       (b)  "CERCLA" shall have the meaning set forth in Section
       18(a)(iii).

       (c) "CHANGE OF CONTROL DATE" means the date on which any one or more of the following events shall first have occurred:

            (i) all or substantially all of the assets of Buyer are sold, leased, exchanged or transferred in one transaction or a series of related transactions;

              (ii) beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act") as amended from time to time) of more than fifty percent (50%) of the issued and outstanding voting stock of Buyer is acquired by any person, as such term is used in Section 13(d) and 14(d) of the 1934 Act; or

              (iii) Buyer merges with or into another corporation or is consolidated with another corporation and Buyer is not the surviving corporation or Buyer is the surviving corporation but all or part of its issued and outstanding voting stock shall be changed into or exchanged for stock or other securities of any other person or into cash or any other property.

       (d)  "CLAYTON ACT" means 15 U.S.C.   12, et seq., as amended, and the
  rules and regulations promulgated thereunder from time to time.

       (e) "CLOSING" means the actual transfer and delivery of the certificates evidencing all of the LSPI Group Stock, the delivery of documents providing for the assumption of certain specified liabilities and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement.

       (f) "CLOSING DATE" means June 30, 1995 or such later month end date as mutually agreed upon by the parties.

       (g)  "CODE" means the Internal Revenue Code of 1986, as amended.

       (h)  "COMMITMENTS" shall have the meaning set forth in Section 10(m)(i).

       (i) "CONFIDENTIAL INFORMATION" means all information designated as "Evaluation Material" in the confidentiality letter agreement dated
  August 26, 1994 between Buyer and CS First Boston Corp., acting as agent for Pentair, and in the confidentiality letter agreement dated January 9, 1995, between Buyer and PaineWebber Incorporated, acting as agent for Minnesota Power, copies of which are attached as Schedule 1(i).

       (j)  "ELECTION" shall have the meaning set forth in Section 24.

       (k) "ELECTION FORM" shall have the meaning set forth in Section 24(c).

       (l) "EMPLOYEE BENEFITS" means, with respect to the employees of the LSPI Group, any and all pension or welfare benefit programs, plans, arrangements, agreements and understandings for employees generally or specific individual employees of the LSPI Group to which any member of the LSPI Group contributes or is a party, by which any of them may be bound, or under which any of them may have liability, including, without limitation, pension or retirement plans, deferred compensation plans, bonus or incentive plans, early retirement programs, severance pay policies, support funds, medical, dental, life and disability insurance, and payment or reimbursement plans.

       (m) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       (n) "ENVIRONMENTAL CLEANUP" shall have the meaning set forth in Section 18(c)(iii).

       (o) "ENVIRONMENTAL LAWS" means federal, state, regional, county and local laws, statutes, rules, regulations and ordinances and common law requirements as of the Closing Date relating to the environment, including, without limitation, those relating to the public health or safety aspects thereof or to nuisance, trespasses, releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Material (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder.

       (p) "GAAP" means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with prior financial practice of LSPI, or Pentair or Minnesota Power (and their respective wholly-owned affiliates), as the case may be.

       (q) "GUARANTEED OBLIGATIONS" means those obligations and liabilities of Sellers, listed on Schedule 5 hereto, undertaken in respect of the LSPI Group, including, without limitation, the Keepwell Obligations of Sellers under the LSPI Leases.

       (r) "HAZARDOUS MATERIAL" means and includes (a) petroleum or petroleum products, including crude oil, (b) any asbestos insulation or other material composed of or containing asbestos, and (c) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, any so-called state or local "Superfund" or "Superlien" law, Section 115B.02 of the Minnesota Statutes or any other Environmental Laws.

       (s)  "INDEMNITEE" shall have the meaning set forth in Section 15(e).

       (t)  "INDEMNITOR" shall have the meaning set forth in Section 15(e).

       (u) "INTELLECTUAL PROPERTY" means all patents, utility patents and design patents and registrations therefor, trademarks, trade names, trademark rights and trademark registrations, copyrights and licenses listed on
  Schedule 1(u) attached, as well as all technical documentation reflecting engineering and production data, design data, plans, specifications, drawings, technology, know-how, trade secrets, software (whether owned or licensed), manufacturing processes and all documentary evidence thereof relating to the LSPI Group and its business.

       (v) "JOINT VENTURERS" means both of Pentair Duluth and Minnesota Paper, the joint venturers of LSPI, and "Joint Venturer" means any one of them.

       (w) "JOINT VENTURER STOCK" means all of the issued and outstanding capital stock of each of Pentair Duluth and Minnesota Paper, respectively.

       (x) "KEEPWELL OBLIGATIONS" means the obligations of Sellers under their respective Keepwell Agreements and Assignments entered into in connection with the LSPI Leases.

       (y) "KNOWLEDGE" of Sellers or the "best knowledge" of Sellers when modifying any representation or warranty shall mean that no officer or other manager reporting directly to the President of any of the Sellers (who are involved in or responsible for operations of LSPI or Superior Recycled Fiber Industries, a joint venture organized under the general partnership laws of the state of Minnesota) or of any member of the LSPI Group or the SRFI Group, including the chief financial officer and the manager of environmental affairs, if any, of Sellers or of any member of the LSPI Group or the SRFI Group, has any knowledge that such representation and warranty is not true and correct to the same extent as provided therein and that:

              (i) Sellers and each member of the LSPI Group has exercised due diligence and has made appropriate investigations and inquiries of the officers and business records of each of Sellers, the LSPI Group and the SRFI Group; and

              (ii) nothing has come to the attention of Sellers or of any member of the LSPI Group in the course of such investigation and review or otherwise which would reasonably cause such party, in the exercise of due diligence, to believe that such representation and warranty is not true and correct.

       Such terms shall have a cognate meaning as applied to Buyer.

       (z)  "LSPI GROUP" means all of Pentair Duluth, Minnesota Paper and LSPI.

       (aa) "LSPI GROUP FINANCIAL STATEMENTS" means (i) the audited financial statements (for the years ended December 31, 1991 through 1994) of LSPI and
  (ii) the unaudited internal financial statements of the other members of the LSPI Group for the fiscal years ended December 31, 1991 through 1994.

       (ab) "LSPI GROUP STOCK" means all of the issued and outstanding capital stock of Pentair Duluth and Minnesota Paper.

       (ac) "LSPI LEASES" means the five separate Facility Leases dated December 31, 1987 between LSPI and First National Bank of Minneapolis, as Owner Trustee, and all Transaction Documents (as defined in the Definition of Terms attached as Appendix A to the Facility Leases) listed on Schedule 7(n) hereto.

       (ad) "LSPI RESTRICTIONS" means, with respect to the shares of the Joint Venturers, the right of first refusal granted by Pentair and Minnesota Power to the other to purchase its stock in their respective Joint Venturer, respectively, pursuant to Section 2 of the Restated Agreement to Restrict Transfer of Shares dated April 25, 1986.

       (ae) "LEASED REAL ESTATE" shall have the meaning set forth in Section 7(h)(ii). The LSPI Leases are specifically excluded from the definition of "Leased Real Estate."

       (af)  "MADSP" shall have the meaning set forth in Section 24(b).

       (ag)  "1933 ACT" shall have the meaning set forth in Section 8(f).

       (ah) "NET BOOK VALUE" means, with respect to the stock of each Joint Venturer, the difference between (x) the assets of such Joint Venturer (including therein, without duplication, its respective investment in the net assets of LSPI), less (y) all liabilities of such Joint Venturer, excluding current income tax accruals, deferred tax accruals and subordinated and other debt, whether current or long-term, owing to Sellers, all as reflected on the balance sheet of the respective Joint Venturers as of either December 31, 1994 or the Closing Date, as appropriate.

       (ai) "OWNED REAL ESTATE" shall have the meaning set forth in Section 7(h)(i).

       (aj)  "PBGC" shall have the meaning set forth in Section 7(q)(vi).

       (ak)  "PENSION PLANS" shall have the meaning set forth in Section
  7(q)(i).

       (al)  "PERMITTED EXCEPTIONS" shall have the meaning set forth in
  Section 10(m)(i).

       (am) "REAL ESTATE" means all real property, whether owned, under contract to purchase, or leased by the LSPI Group, including all land, buildings, structures, easements, appurtenances and privileges relating thereto, and all leaseholds, leasehold improvements, fixtures and other appurtenances and options, including options to purchase and renew, or other rights thereunder, used or intended for use in connection with the business of the LSPI Group, including the eight parcels of real property adjacent to LSPI, which are owned by Pentair Duluth and Minnesota Paper.

       (an)  "REPORT" shall have the meaning set forth in Section 24(b).

       (ao) "RETURN(S)" means any return (including any consolidated or combined return), report, claim for refund, information return or statement, relating to any Tax, including any schedule or attachment thereto.

       (ap)  "SRFC" shall have the meaning set forth in Section 10(k).

       (aq) "SRFI GROUP" means all of SRFC, LSPI Fiber Co., a joint venture organized under the general partnership laws of the state of Minnesota, Synertec, Inc., a Minnesota corporation, and Superior Recycled Fiber Industries, a joint venture organized under the general partnership laws of the state of Minnesota.

       (ar) "STATEMENT OF NET BOOK VALUE" means the audited balance sheet of each Joint Venturer as of the Closing Date in substantially the form reflected in Schedule 3.2 from which the calculation of the purchase price of the Joint Venturer Stock will be made in accordance with Section 3 hereof.

       (as)  "SURVEYS" shall have the meaning set forth in Section 10(m)(ii).

       (at) "SURVEY DEFECT" shall have the meaning set forth in Section 10(m)(iii).

       (au) "TAX" or "TAXES" means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

       (av) "TAX INDEMNITY AGREEMENTS" means all of the tax indemnity agreements entered into in connection with the LSPI Leases.

       (aw)  "TITLE COMPANY" shall have the meaning set forth in Section
  10(m)(i).

       (ax)  "TITLE POLICY" shall have the meaning set forth in Section
  10(m)(i).

       (ay)  "UNPERMITTED EXCEPTION" shall have the meaning set forth in
  Section 10(m)(iii).

       2. PURCHASE AND SALE OF STOCK. Subject to the terms and conditions herein stated, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, at the Closing all of each Seller's right, title and interest in all of the issued and outstanding capital stock of its Joint Venturer. Promptly following Closing, Buyer shall cause Pentair Duluth to change its name to exclude the word "Pentair" and shall promptly make all filings necessary to reflect such change.

       3. PURCHASE PRICE. The aggregate purchase price to be paid by Buyer to each Seller for the purchase of all of the issued and outstanding capital stock of its respective Joint Venturer, shall be:

       (a)    $58,800,000;

       (b) increased for any increase, or decreased for any decrease, in the Net Book Value of such Joint Venturer from December 31, 1994 to the Closing Date; and

       (c) less one-quarter of the aggregate amount of transition incentives to be paid by LSPI pursuant to Section 13 to certain LSPI employees, which amount is set forth on Schedule 3.1.

  The Net Book Value shall be determined in accordance with GAAP as set forth on Schedule 3.2, which Schedule sets forth sample calculations of the Net Book Value as of December 31, 1994 and March 31, 1995 and the exceptions to GAAP used in calculating Net Book Value.

       Within sixty (60) days following the Closing Date, each Seller shall prepare and deliver to Buyer a Statement of Net Book Value for its respective Joint Venturer, which shall be audited by such Seller's auditors based upon an audit of LSPI's books, including an inventory taken by LSPI beginning at 7:00 a.m. on the Closing Date and a review of the liabilities as of the Closing Date. The taking of such inventory may be observed by Buyer and Buyer's auditors. Each Statement of Net Book Value shall have attached thereto an auditor's report in the form attached as Schedule 3.3. To the extent possible, Sellers will provide Buyer with a preliminary draft of the Statement of Net Book Value. Buyer and Sellers will in good faith attempt to resolve any disputes with respect to such calculation before the final Statements of Net Book Value are rendered.

       Buyer may review the Statements of Net Book Value and Sellers shall make available the work papers of Sellers' auditors to Buyer and its accountants and Buyer and its accountants may make inquiries of representatives of Sellers and their auditors. Buyer shall give written notice to Sellers of any objection to their respective Statements of Net Book Value within thirty
  (30) days after Buyer's receipt thereof. The notice shall specify in reasonable detail the items in such Statement of Net Book Value to which Buyer objects and shall provide a summary of Buyer's reasons for such objections.

       Any dispute between Buyer and either or both Sellers with respect to the respective Statements of Net Book Value which is not resolved within fifteen
  (15) business days after receipt by Sellers of the written notice from Buyer shall be referred for decision to Ernst & Young LLP who shall cause an audit partner who is not engaged in providing services to Sellers or Buyer to decide the dispute within thirty (30) days of such referral. The decision by the partner shall be final and binding on Sellers and Buyer. In resolving any disputed item such audit partner may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The cost of retaining the audit partner with respect to resolving disputes as to the Statements of Net Book Value shall be borne by the respective Seller and Buyer equally, unless such partner determines, based on his or her evaluation of the good faith of the parties, that the fees should be borne unequally.

       4. PAYMENT. The estimated purchase price shall be paid in U.S. dollars in immediately available funds on the Closing Date. The amount to be paid on the Closing Date shall be based upon preliminary Statements of Net Book Value delivered to Buyer at least five (5) business days prior to Closing, which shall be calculated based on the unaudited balance sheets of the respective Joint Venturers as of the month end prior to the Closing Date, prepared by Sellers on a basis consistent with Schedule 3.2, plus any amounts advanced by, and less any distributions paid to each Seller or its respective Joint Venturer between one month prior to the Closing Date and the Closing Date. Following delivery of the final Statements of Net Book Value under Section 3, any balance due to Sellers or refunds due to Buyer reflected thereon shall be paid within ten (10) days of such delivery, (unless there is an objection under Section 3, in which case the amount not in dispute shall be paid within ten (10) days of such delivery, and the balance in dispute shall be paid within ten (10) days of the resolution of such objection) together with interest on such amount from the Closing Date at the announced large business prime rate of Morgan Guaranty Trust Company of New York.

       Except as Buyer may be otherwise advised in writing by Sellers at least five (5) days prior to any payment, all payments of the purchase price by Buyer to Sellers at the Closing or any other amounts owed by Buyer to Sellers shall be by wire transfer to:

   Seller             Bank and Routing Number        Bank Account
                                                        Number
  -------             -----------------------        ------------
  Pentair             First Bank National             xxx-xxxxxxx
                      Association (091000022) to
                      attention of Karen Johnson

   Minnesota         First Bank National              xxx-xxxxxxx
   Power             Association
                     (091000022) to attention of
                     Russell Arneson

       Except as Sellers may be otherwise advised in writing by Buyer at least five (5) days prior to any payment, payment of any refund to Buyer based on the final determination of the purchase price pursuant to Section 3 or any other amounts owed by Sellers to Buyer hereunder shall be made by wire transfer to Harris Trust and Savings Bank - Consolidated Papers, Inc., Account No. xxxxxxx (ABA wire transfer routing number xxxx-xxxx-x), marked to the attention of J.R. Matsch.

       All wire transfers shall be sent by 10:00 a.m. Minneapolis time on the date of such payment, unless otherwise agreed by the parties.

       5. ASSUMPTION OF LIABILITIES. At Closing, Buyer shall assume and agree to satisfy and perform, to the extent not satisfied or performed prior to the Closing Date, without any cost or charge to Sellers, all obligations of Sellers as guarantor under any Guaranteed Obligation. If the assumption of the Guaranteed Obligations by Buyer under this Section 5 requires the consent of any third party, Buyer and each respective Seller agree they will use their best efforts to obtain such written consent to such assumption; provided, however, that in no event shall Buyer be subject, without its consent, to terms and conditions more restrictive than those set forth in the existing obligations of Sellers being assumed. Failing the consent of such creditor, Buyer shall indemnify Sellers in accordance with the provisions of
  Section 16 hereof against any claim arising out of the Guaranteed
  Obligations.

       6. CLOSING. (a) The Closing shall take place on the Closing Date at the offices of Henson & Efron, P.A. in Minneapolis, Minnesota, at 9:00 o'clock a.m., local time, or at such other time and place as may be mutually agreed upon. Buyer and Sellers each agree they shall use their best efforts and shall cause all relevant affiliates to use their best efforts to obtain fulfillment of all conditions to Closing set forth in Sections 10 and 11 hereof.

       (b) At the Closing, Sellers shall deliver to Buyer certificates evidencing ownership of all of the LSPI Group Stock, in form ready for transfer and duly endorsed to Buyer, together with such other documents and instructions as provided herein, reasonably satisfactory in form and substance to Buyer and its counsel, as shall be required to vest in Buyer good and marketable title, free and clear of all liens, charges and encumbrances (except as specified in this Agreement, if any) in and to the LSPI Group Stock. At the Closing, each Seller shall deliver to Buyer a release of all claims of such Seller and any person or entity affiliated therewith against all members of the LSPI Group, in substantially the form of
  Schedule 6.

       (c) At the Closing, Buyer shall deliver to Sellers such documents and instruments as provided herein and such undertakings, and other instruments as shall be required to cause Buyer to assume the obligations as provided in
  Section 5, all of which shall be reasonably satisfactory in form and substance to Sellers and their respective counsel.

       7. SELLERS' REPRESENTATIONS, WARRANTIES AND COVENANTS. Subject to the several liability of Sellers provided for in Section 25 hereof, Sellers represent, warrant and covenant to Buyer as follows:

       (a) ORGANIZATION AND AUTHORITY OF SELLER. Each Seller is a duly organized and validly existing corporation in good standing in the state of Minnesota. Sellers have the complete and unrestricted right, power and authority to sell, transfer and assign all of the issued and outstanding capital stock of their respective Joint Venturers pursuant to this Agreement and to carry out the transactions contemplated hereby without the consent of any other person (except as otherwise set forth herein), subject only to the LSPI Restrictions. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of each Seller.

       (b) VALID AND ENFORCEABLE AGREEMENT. This Agreement constitutes a valid and binding agreement of each respective Seller, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and by general equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of its obligations hereunder materially violates or conflicts with, results in a material breach of, or constitutes a material default under (i) to the best knowledge of each respective Seller, any law, rule or regulation, or (ii) subject to the obtaining of necessary consents, which consents are listed on Schedule 7(b), under various loan agreements, guarantees, leases, and other agreements (including without limitation the LSPI Leases and the LSPI Restrictions), any agreement or other restriction of any kind or character to which such Seller or any member of the LSPI Group is a party, by which such Seller or any member of the LSPI Group is bound, or to which any of the properties of any member of the LSPI Group is subject. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of its obligations hereunder violates or conflicts with, results in a breach of, or constitutes a default under (i) any judgment or order, decree, award or ruling to which such Seller or any member of the LSPI Group is subject, or (ii) the Articles of Incorporation or By-Laws of such Seller or its respective Joint Venturer, or the Joint Venture Partnership Agreement, excluding the LSPI Restrictions.

       (c)  ORGANIZATION OF SUBSIDIARIES.

              (i) Each member of the LSPI Group is a duly organized and validly existing corporation or joint venture general partnership, as the case may be, in good standing, to the extent applicable, in its respective state of incorporation or organization, as set forth in Schedule 7(c). Each member of the LSPI Group has all requisite corporate or general partnership power and authority, as the case may be, to carry on its respective business as presently conducted in all states in which it currently does business. Each member of the LSPI Group is duly licensed, registered and qualified to do business as a foreign corporation, partnership or joint venture and, to the extent applicable, is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so licensed, registered or qualified would not have a material adverse effect upon its business or assets.

              (ii) All of the outstanding shares of capital stock of Pentair Duluth and Minnesota Paper have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by Pentair and Minnesota Power respectively and are free and clear of all liens, claims, encumbrances and restrictions whatsoever, other than the LSPI Restrictions. Pentair Duluth's entire equity capital consists of 25,000 authorized shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. Minnesota Paper's entire equity capital consists of 1,000 authorized shares of common stock, no par value, of which 1,000 shares are issued and outstanding. No shares of capital stock of, or other ownership interest in, either of the Joint Venturers are reserved for issuance and there are no outstanding options, warrants, rights (other than the LSPI Restrictions), subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise (except for the Keepwell Obligations), relating to the capital stock of, or other ownership interest in, either of such corporations pursuant to which either of such corporations is or may become obligated to issue or exchange any shares of capital stock of, or other ownership interest in, such corporation.

              (iii) Except as set forth on Schedule 7(c), no member of the LSPI Group owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture (other than in LSPI) or other entity.

              (iv) True and complete copies of the LSPI Leases and the agreements containing the LSPI Restrictions have been furnished to Buyer; each of those agreements is currently in good standing and in full force and effect and no default by either Seller or any member of the LSPI Group party thereto, or to the best knowledge of Sellers, any other party thereto, exists thereunder.

       (d)  FINANCIAL STATEMENTS.

              (i) Attached hereto as Schedule 7(d) are the LSPI Group Financial Statements. The LSPI Group Financial Statements were (and the Statements of Net Book Value will be) prepared in accordance with the books and records of the respective members of the LSPI Group which were used in the preparation of each Seller's audited consolidated financial statements for the fiscal years ended December 31, 1993 and December 31, 1994.

              (ii) The LSPI Group Financial Statements were (and the Statements of Net Book Value will be) prepared in accordance with GAAP, consistently applied, but, except for the audited financial statements of LSPI, do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The Statements of Net Book Value will adequately reflect all liabilities and obligations of the LSPI Group required to be shown thereon in accordance with GAAP except for those exceptions to GAAP set forth on Schedule 3.2.

              (iii) The LSPI Group Financial Statements as of such dates or for the period ending on such dates present fairly the financial position and the results of operations of the members of the LSPI Group for the periods covered thereby. All adjustments, consisting of normal recurring accruals and eliminations and other similar adjustments, considered necessary for a fair presentation have been included.

       (e) NO MATERIAL CHANGE. To the best knowledge of Sellers, since December 31, 1994 there has been no material adverse change in the business, financial position or results of operations of the LSPI Group, taken as a whole.

       (f) LEASES. Sellers have furnished or made available to Buyer copies of all leases and subleases of any personal property used in the operations of members of the LSPI Group, including without limitation the LSPI Leases, to which any member of the LSPI Group is a party, all of which are listed on
  Schedule 7(f). Except as set forth on Schedule 7(f), no consents or approvals are required in connection with the transactions contemplated hereby. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute, a default under or a material breach of any lease by any member of the LSPI Group or, to the best knowledge of Sellers, any other party to such leases. As of the Closing Date, each lease (including without limitation the LSPI Leases) shall be in full force and effect in accordance with its terms, as amended from time to time.

       (g) TITLE TO PERSONAL PROPERTY. Each member of the LSPI Group has good and marketable title to its respective owned personal property as reflected in the LSPI Group Financial Statements, free and clear of all liens, claims, encumbrances and restrictions, except (i) those reflected on Schedule 7(d) attached and (ii) defects in title, and liens, charges and encumbrances, if any, as do not materially detract from the value of or otherwise materially impair the current operations or financial conditions of the LSPI Group, taken as a whole.

       (h)  REAL ESTATE.

              (i) Schedule 7(h)(i) sets forth an accurate legal description of all Real Estate owned by a member of the LSPI Group or for which a member of the LSPI Group has contracted to become the owner (the "OWNED REAL ESTATE"), including identification of the current owner of fee simple title thereto. The party identified as the owner on Schedule 7(h)(i) is the legal and equitable owner of good and marketable title in fee simple absolute to such Owned Real Estate, including the buildings, structures, spurtracks (as set forth on Schedule 7(h)(i)) and improvements situated thereon and appurtenances thereto, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except as disclosed on Schedule 7(h)(i). Except as disclosed on Schedule 7(h)(i), a member of the LSPI Group is in possession of the Owned Real Estate. All contracts, agreements, options and undertakings affecting the Owned Real Estate are set forth in Schedule 7(h)(i) and are legally valid and binding and in full force and effect, and, to Sellers' knowledge, there are no defaults, offsets, counterclaims or defenses thereunder, and the LSPI Group has received no notice that any default, offset, counterclaim or defense thereunder exists. Sellers have delivered or made available to Buyer correct and complete copies of all such contracts, agreements, options and undertakings.

              On Schedule 7(h)(i), certain parcels of Owned Real Estate are identified as "BUFFER REAL ESTATE." Such parcels are located across North Central Avenue from the LSPI Mill, and are owned by either Pentair Duluth or Minnesota Paper. The particular Seller who holds title to a parcel of Buffer Real Estate represents and warrants to Buyer that it has not made or done any act or thing to impair the quality or marketability of title to the Buffer Real Estate. Except for the preceding sentence, none of the representations, warranties or covenants of Section 7(h) shall apply to the Buffer Real Estate.

              (ii) Schedule 7(h)(ii) sets forth an accurate, correct and complete list of all Real Estate leased, subleased or occupied by a member of the LSPI Group (such interests are the "LEASED REAL ESTATE"), including identification of the lease or sublease and the parties thereto and list of contracts, agreements, leases, subleases, options and commitments, oral or written, affecting such Leased Real Estate or any interest therein to which a member of the LSPI Group is a party or by which any of its interest in the Leased Real Estate is bound. The LSPI Group member identified in the Real Estate Lease has been in peaceable possession of the Leased Real Estate since the commencement of the original term of such Real Estate Lease. Sellers have delivered to Buyer correct and complete copies of each Real Estate Lease.

              (iii) To the knowledge of the LSPI Group, except as set forth on the Flood Insurance Rate Map prepared by the Federal Emergency Management Agency (Community/Panel No. 270420/004B; revised as of November 1992), no Real Estate is located within a flood or lakeshore erosion hazard zone for which flood insurance is now required under the National Flood Insurance Program. Neither the whole nor any portion of any Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received, other than the condemnations conducted in connection with acquisitions of the Real Estate for use by LSPI. To the knowledge of the LSPI Group, no such condemnation, requisition or taking is threatened or contemplated, except as set forth on Schedule 7(h)(iii). The LSPI Group has no knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Estate, except as set forth on Schedule 7(h)(iii).

              (iv) The Real Estate is in good operating condition and repair (reasonable wear and tear excepted) and is suitable and adequate for the purposes for which it is presently being used.

              (v) To the knowledge of the LSPI Group, except as set forth on Schedules 7(h) or 7(o), the Real Estate is in compliance with all applicable zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations.
       To the knowledge of the LSPI Group, the zoning of each parcel of Real Estate permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the business of the LSPI Group as presently conducted thereon. The LSPI Group has all certificates of occupancy and authorizations required to utilize the Real Estate. To the knowledge of the LSPI Group, the LSPI Group has all easements and rights necessary to conduct its business, including easements for all utilities, services, roadway, railway and other means of ingress and egress. To the knowledge of the LSPI Group, the LSPI Group holds such rights to off-site facilities as are necessary to ensure compliance in all material respects with all zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations and all such rights, to the extent held by the LSPI Group or Sellers, shall be conveyed as directed by Buyer at Closing. Except as disclosed on Schedule 7(h)(i), to the knowledge of the LSPI Group, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of sewer, water, electric, gas, telephone, waste disposal or other utilities or services. Except as disclosed on
       Schedule 7(h)(i), to the knowledge of the LSPI Group, the facilities servicing the Real Estate are in full compliance with all codes, laws, rules and regulations.

              (vi) Seller has delivered or made available to Buyer accurate, correct and complete copies of all existing title insurance policies, title reports and surveys, if any, with respect to each parcel of Real Estate.

       (i) PLANT AND EQUIPMENT. Sellers have furnished to Buyer an accurate list of all plant and equipment, attached as Schedule 7(i), owned by LSPI. To the best knowledge of Sellers, all plant, structures and equipment, currently being used in the conduct of LSPI's operations are in all material respects in good operating condition and repair, subject to normal wear and tear, and to the best of each Seller's knowledge, are free from material structural or mechanical deficiencies, except as disclosed on Schedule 7(i) attached.

       (j)  INTELLECTUAL PROPERTY.    Sellers have furnished to Buyer an
  accurate list of all Intellectual Property, attached as Schedule 1(u), owned or used by the LSPI Group. To the best knowledge of Sellers, no one is infringing upon any rights of the LSPI Group with respect to any of the Intellectual Property, no member of the LSPI Group is infringing on or otherwise acting adversely to the rights of any person under, or in respect to, any patents, patent rights, copyrights, licenses, trademarks, trade names or trademark rights owned by any person or persons, and there is no claim or action pending or threatened with respect thereto. Except as set forth in
  Schedule 1(u), there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements pertaining to any of the Intellectual Property.

       (k)  EMPLOYEE MATTERS.   Except as set forth on Schedule 7(k), neither
  Sellers nor any member of the LSPI Group has any pending complaint filed with the National Labor Relations Board or any other governmental agency alleging unfair labor practices, human rights violations, employment discrimination charges or the like against any member of the LSPI Group which might have a material adverse effect upon the LSPI Group, its operations or financial condition, and to the best knowledge of Sellers, there are no existing facts which might result in any such complaint or charge. Sellers have provided to Buyer a complete list of all employees of the LSPI Group, including name, title or position, present annual compensation, years of service and any interest in Employee Benefits. Each member of the LSPI Group has complied in all material respects with all laws, rules and regulations relating to the employment of labor, including provisions related to wages, hours, equal opportunity, occupational health and safety, severance, collective bargaining and the payment of social security and other employment taxes. No member of the LSPI Group has any retired employees who have elected to receive retiree medical benefits under any Employee Benefits. No member of the LSPI Group has any collective bargaining agreement or other such contracts. Other than with respect to LSPI, no member of the LSPI Group has any employees.

       (l) LITIGATION. Except as set forth on Schedule 7(l), there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations (other than tax audits or investigations) pending or, to the best knowledge of Sellers, threatened against any member of the LSPI Group which might have a material adverse effect upon the operations or financial condition of the LSPI Group, taken as a whole. No member of the LSPI Group is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator, except as may be set forth herein or in any Schedule hereto.

       (m)  COMPLIANCE WITH LAWS.

              (i) To the best knowledge of Sellers, the operations of the members of the LSPI Group have been and are being conducted in accordance with all applicable laws, rules and regulations of applicable governmental authorities (other than those covered in Section 18 hereof), except for such breaches that do not and cannot reasonably be expected to (either individually or in the aggregate) materially and adversely affect the financial condition or operations of the LSPI Group, taken as a whole.

              (ii) To the best knowledge of Sellers, neither the LSPI Group, nor any of their officers or employees, has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, distributor, broker, governmental employee or other person, who was, is or may be in a position to help or hinder the business of the LSPI Group (or assist in connection with any actual or proposed transaction) which could subject Buyer or the business of the LSPI Group to any penalty in any civil, criminal or governmental litigation or proceeding or which would have a material adverse effect on the business of the LSPI Group.

       (n) MATERIAL CONTRACTS. Sellers have furnished to Buyer a list, attached as Schedule 7(n), of all contracts and arrangements, written or oral, which alone or together with other contracts and arrangements with the same party are material to the LSPI Group taken as a whole. All members of the LSPI Group have, in all material respects, performed all of the respective obligations required to be performed by them to date and are not, and will not be as of the Closing Date, in default under any material provision of such contracts or arrangements. All such contracts and arrangements are and will be in good standing as of the Closing Date and in full force and effect according to their terms. For purposes of this Section 7(n), a contract shall be deemed to be material, (i) if it involves remaining payments of more than $300,000, or (ii) if it cannot by its terms be completed or terminated without penalty within 180 days from the Closing Date, or (iii) if the absence of such contract would have a material adverse effect on the business of the LSPI Group.

       (o) LICENSES AND PERMITS. Except as set forth on Schedule 7(o), each member of the LSPI Group has all requisite licenses and permits to operate its business as currently conducted and Sellers have not been advised of, nor to the best knowledge of Sellers is there any basis for, any revocation or anticipated revocation of any permits, licenses or zoning variances, or of any changes to existing or pending zoning or other regulations, permits or licenses which would materially and adversely affect the conduct of its operations as presently conducted.

       (p) INSURANCE. Schedule 7(p) contains an accurate and complete list and description of insurance policies (including the name of the insurer, coverage, premium and expiration date) which each member of the LSPI Group currently maintains, or is named as an additional insured or is entitled to benefits under (including coverage for events occurring under prior policies). To the best knowledge of Sellers, except as set forth on Schedule 7(p), all such policies are in full force and effect and shall survive the Closing for the benefit of LSPI.

       (q) EMPLOYEE BENEFITS. Schedule 7(q) contains a complete listing of Employee Benefits provided to employees of LSPI. To the best knowledge of Sellers, except as set forth on Schedule 7(q), (i) the costs of all such Employee Benefits which are paid currently by LSPI are reflected as expenses in the LSPI Group Financial Statements; and (ii) the cost of such Employee Benefits which are, in whole or in part, not paid currently are adequately reserved for in the LSPI Group Financial Statements. Sellers do not provide either directly or indirectly any Employee Benefits to the employees of LSPI.

              (i) PENSION PLANS. Sellers have delivered to Buyer accurate, correct and complete copies of (i) any pension plan (as defined in Section 3(2) of ERISA) in which the employees of LSPI currently participate a list of which is set forth on Schedule 7(q) (the "PENSION PLANS"), (ii) the three most recent annual reports on Form 5500 and attached Schedule B, if any, filed with the Internal Revenue Service with respect to the Pension Plans, (if any such report was required), (iii) each trust agreement and group annuity contract relating to the Pension Plans, if any, and (iv) certified financial statements, if any. Sellers have disclosed to Buyer the information set forth in the attorney's responses to auditor's requests for information related to the Pension Plans.

              (ii) PENSION PLAN FUNDING. All contributions to, and payments from, each Pension Plan that may have been required to be made in accordance with each Pension Plan and, when applicable,
       Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to, and payments from, the Pension Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending on or before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Statements of Net Book Value. No employee of the LSPI Group participates in or has previously participated in any defined benefit plan, as defined in Section 3(35) of ERISA, of LSPI.

              (iii) PENSION PLAN COMPLIANCE WITH THE CODE AND ERISA. The Pension Plans (and any related trust agreement or annuity contract or any other funding instrument) materially comply currently, and have materially complied in the past, both as to form and operation, with the provisions of ERISA and the Code (including
       Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) of the Code, and all other applicable laws, rules and regulations; all necessary governmental approvals for the Pension Plans have been obtained. Except as set forth in Schedule 7(q), each Pension Plan (and any related trust agreements or annuity contracts or other funding instrument) has received a determination letter from the Internal Revenue Service to the effect that such Pension Plan (and any related trust agreements or annuity contracts or other funding instrument) is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Sellers, has revocation been threatened, nor has such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.

              (iv) EMPLOYEE BENEFITS ADMINISTRATION. The Pension Plans and Employee Benefits have been administered to date in material compliance with the requirements of the Code and ERISA. All legally required reports, returns and similar documents with respect to the Pension Plans and Employee Benefits required to be filed with any government agency or distributed to any Pension Plans or Employee Benefits participant have been duly and timely filed or distributed. Except as set forth in Schedule 7(q), there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Pension Plans or Employee Benefits), suits or proceedings against or involving the Pension Plans or Employee Benefits or asserting any rights or claims to benefits under the Pension Plans or Employee Benefits that could give rise to any material liability, nor, to the knowledge of Sellers, are there any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. No event has occurred and no condition exists under the Pension Plans or Employee Benefits that would subject the LSPI Group or Buyer to any tax under Code Sections 4971, 4972, 4977 or 4979 or to a fine under ERISA Section 502(c).

              (v) PROHIBITED TRANSACTIONS. No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of the Pension Plans or other Employee Benefits and which could subject the LSPI Group or any of their respective employees, or a trustee, administrator or other fiduciary of any trusts created under the Pension Plans to the tax or penalty on prohibited transactions imposed by
       Section 4975 of the Code or the sanctions imposed under Title I of ERISA. Neither the LSPI Group nor any trustee, administrator or other fiduciary of the Pension Plans nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject the LSPI Group, its business or Buyer to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

              (vi) LIABILITIES TO PBGC OR MULTIEMPLOYER OR MULTIPLE EMPLOYER PLANS. No liability to the Pension Benefit Guaranty Corporation or to any multiemployer or multiple employer plan has been incurred by the LSPI Group. Sellers and LSPI are not under common control within the meaning of Section 414(b) or 414(c) of the Code.

       (r)  TRANSACTIONS WITH RELATED PARTIES.

              (i) To the best knowledge of Sellers, except for interest and corporate overhead and as set forth on Schedule 7(r), none of the LSPI Group members are a party to any transaction or proposed transaction, including, without limitation, the leasing of real or personal property, the purchase or sale of raw materials or finished goods, or the furnishing of services, with either Seller or with any person who is related to or affiliated with Sellers (other than another member of the LSPI Group), involving the payment or accrual of more than $1,000,000 during fiscal years 1993 or 1994.

              (ii) Except as set forth on Schedule 7(r) or as reflected in the LSPI Group Financial Statements dated December 31, 1994, neither Sellers nor any person who is related to or affiliated with Sellers has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, any member of the LSPI Group.

       (s) BANK ACCOUNTS. Schedule 7(s) sets forth a true and complete list of all banks in which any member of the LSPI Group has an account, safe deposit box or line of credit, and the names and titles of all persons authorized to draw thereon or to have access thereto, and a summary description of the use thereof.

       (t)  TAX MATTERS.

              (i) All Returns (including consolidated or combined Returns including any member of the LSPI Group) required to be filed on or before the Closing with respect to each member of the LSPI Group have been or will be timely filed (within the time permitted by any timely filed extension) by or on behalf of each member of the LSPI Group and all Taxes shown to be due on such Returns have been timely paid.

              (ii) No member of the LSPI Group has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal Return, other than a group the common parent of which is a Seller.

              (iii) Schedule 7(t) lists all Returns filed with respect to any of the members of the LSPI Group for taxable periods which remain open, indicates those Returns that have been audited and indicates those Returns that are currently the subject of audit or scheduled for an examination by any relevant taxing authority.

              (iv)  Except as disclosed in Schedule 7(t):

                 (1) no notice or claim has ever been made by a governmental authority in a jurisdiction where any member of the LSPI Group does not file Returns that it is or may be subject to Taxes in that jurisdiction;

                 (2) no extension of the statute of limitations with respect to any assessment or claim for Taxes has been granted by or on behalf of any member of the LSPI Group;

                 (3) there are no liens for Taxes upon the assets of any member of the LSPI Group except liens for Taxes not yet due;

                 (4) no amended Returns or refund claims have been or are scheduled to be filed by or on behalf of any member of the LSPI Group;

                 (5) all Taxes and other liabilities with respect to completed and settled audits, examinations or concluded litigation have been paid; and

                 (6)  there are no pending appeals or other
              administrative proceeding with respect to any Return of any member of the LSPI Group, and there is no deficiency or refund litigation with respect to any Return of any member of the LSPI Group. No material issues have been raised by any relevant taxing authorities on audit of the Returns of the LSPI Group. No member of the LSPI Group has received any notice of any Tax deficiency or assessment.

            (v) No member of the LSPI Group has filed or had filed on its behalf a consent to the application of Section 341(f) of the Code.

            (vi) Except as disclosed in Schedule 7(t), no member of the LSPI Group is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Taxes. Except as disclosed in Schedule 7(t), no claim has been asserted, which has not been resolved or satisfied, for any payment under any agreement disclosed in Schedule 7(t).

            (vii) Except as disclosed in Schedule 7(t), no member of the LSPI Group is a party to or a beneficiary of any financing, the interest on which is tax-exempt under the Code, and none of the assets of any member of the LSPI Group is "tax-exempt use property."

            (viii) As of the Closing Date, no member of the LSPI Group is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
       Section 280G of the Code.

            (ix) Each member of the LSPI Group is a "United States person" within the meaning of the Code. No member of the LSPI Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. No member of the LSPI Group has nor had a branch in any foreign country.

            (x) No member of the LSPI Group is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes, except for LSPI.

            (xi) Each member of the LSPI Group has withheld and paid all Taxes required to have been withheld and paid, including (1) amounts paid to any employee or statutory employee or any foreign person or entity and (2) any backup withholding required under
       Section 3406 of the Code.

       (u) ACCOUNTS RECEIVABLE. Schedule 7(u) sets forth an accurate, correct and complete aging of all outstanding accounts and notes receivable of LSPI as of December 31, 1994. All outstanding accounts and notes receivable reflected on the LSPI Group Financial Statements are, and on the Statements of Net Book Value will be, due and valid claims against account debtors for goods or services delivered or rendered and subject to no defenses, offsets or counterclaims. All receivables arose in the ordinary course of business. No receivables are subject to prior assignment, claim, lien or security interest, except under the Credit Agreement dated April 19, 1991, as amended. The books and records of LSPI reflect amounts taken as a reserve against noncollection of accounts receivable, which reserve has been established in accordance with LSPI's normal accounting policies consistently maintained for the fiscal years ended December 31, 1993 and December 31, 1994 and there is no reason to believe that such reserve will not be adequate for its purpose. As of the Closing Date, LSPI will not have incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except those granted in the ordinary course of LSPI's operations and reflected on the Statements of Net Book Value. No other member of the LSPI Group has any business operations which would result in the establishment of any trade accounts receivable or the granting of any discounts, returns, promotional allowances or similar charges.

       (v) INVENTORY. All inventories reflected on the LSPI Group Financial Statements are, and on the Statements of Net Book Value will be, properly valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP. Inventories of finished goods are of good and merchantable quality, whether of first line or job lot paper, contain no material amounts that are not salable in the ordinary course of business and meet the current standards and specifications of its business, except as reserved for on the LSPI Group Financial Statements. Inventories of raw materials, stores and replacement parts are, to the best knowledge of Sellers, (i) of good and merchantable quality and contain no material amounts that are not usable for the purposes intended in the ordinary course of LSPI's operations; (ii) in conformity with warranties customarily given to purchasers of like products; and (iii) at levels adequate for and not excessive in relation to the ordinary course of LSPI's operations and in accordance with past inventory stocking practices. Sales of inventories subsequent to December 31, 1994 have been made only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

       (w) MOTOR VEHICLES. Schedule 7(w) sets forth an accurate and complete list of all motor vehicles used in the business of the LSPI Group, whether owned or leased. All such vehicles are (i) properly licensed and registered in accordance with applicable law; (ii) insured as set forth on Schedule 7(p); (iii) in good operating condition and repair (reasonable wear and tear excepted) and (iv) not subject to any lien or other encumbrance, except as set forth on Schedule 7(w).

       (X) PRODUCT WARRANTY. The books and records of LSPI reflect amounts taken as a reserve against claims and allowances for product warranties, which reserve has been established in accordance with LSPI's normal accounting policies consistently maintained for the fiscal years ended December 31, 1993 and December 31, 1994 and there is no reason to believe that such reserve will not be adequate for its purpose. As of the Closing Date, LSPI will not have incurred any unpaid liabilities to customers for such claims and allowances, except those granted in the ordinary course of business and reflected on the Statements of Net Book Value.

       Disclosure of any fact in any provision of this Agreement or in any Schedule attached hereto shall constitute disclosure thereof for the purposes of any other provision or Schedule.

       8. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Sellers as follows:

       (a) ORGANIZATION. Buyer is a duly organized and validly existing corporation in good standing under the laws of the state of Wisconsin. Buyer has all requisite corporate power to own its property and carry on its business as presently conducted.

       (b) AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer.

       (c) VALID AND ENFORCEABLE AGREEMENT. This Agreement constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and by general equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Buyer's obligations hereunder materially violates or conflicts with, results in a material breach of, or constitutes a material default under (i) to the best knowledge of Buyer, any law, rule or regulation, or (ii) subject to the obtaining of necessary consents under various agreements, any agreement or other restriction of any kind or character to which Buyer is a party, by which Buyer is bound, or to which any of the properties of Buyer is subject. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Buyer's obligations hereunder violates or conflicts with, results in a breach of or constitutes a default under (i) any judgment or order, decree, award or ruling to which Buyer is subject, or (ii) the Articles of Incorporation or By-Laws of Buyer.

       (d) NO INSOLVENCY. Buyer is not currently insolvent, and neither the purchase of the LSPI Group Stock, the assumption of the Guaranteed Obligations of Sellers pursuant to Section 5, nor any related transaction or event shall render Buyer insolvent or leave Buyer with assets which are unreasonably small in relation to the business of the LSPI Group and its own business operations, nor does Buyer intend to incur debts beyond its ability to pay them as they come due.

       (e) FINANCIAL STATEMENTS. Buyer's financial statements for the year ended December 31, 1994, as filed with the Securities and Exchange Commission (copies of which have been delivered to Sellers) (i) were prepared in accordance with, and accurately reflect, its books and records, (ii) were prepared in accordance with generally accepted accounting principles, consistently applied, and (iii) present fairly the financial position and the results of operations of Buyer for the periods covered thereby.

       (f) INVESTMENT INTENT. Buyer is purchasing the LSPI Group Stock for its own account and not with a view to, or present intention of, sale or distribution thereof in violation of the Securities Act of 1933, as amended (the "1933 ACT") and such shares will not be disposed of in contravention of the 1933 Act. Buyer acknowledges that the LSPI Group Stock is not and has not been registered with the Securities and Exchange Commission or any securities commission or agency of any state, including the state of Minnesota, and may not be transferred or disposed of without registration under the 1933 Act and applicable state securities laws or an exemption from such registration.

       Disclosure of any fact in any provision of this Agreement or in any Schedule attached hereto shall constitute disclosure thereof for the purposes of any other provision or Schedule.

       9. ACTIONS PENDING CLOSING. From the date hereof through the Closing Date, Sellers shall take, or cause their respective Joint Venturers and LSPI to take, all actions necessary and appropriate to comply with, or to refrain from taking any action in breach of, the following provisions for the period between the execution of this Agreement and the termination hereof or the Closing Date:

       (a) OPERATIONS. Each member of the LSPI Group shall conduct its operations only in the ordinary course of business and shall not enter or permit any member of the LSPI Group to enter into any transaction or perform any act that would constitute a breach of the representations, warranties, or agreements contained herein. Each member of the LSPI Group shall use its best efforts to preserve its business and its organization intact and to keep available the services of its present employees. Attached as Schedule 9(a) is a list of capital expenditures and commitments to be initiated by the LSPI Group prior to the Closing Date. No member of the LSPI Group shall initiate any capital expenditure or commitment, other than as set forth on Schedule 9(a) or initiate any capital expenditure or commitment as set forth on
  Schedule 9(a) in excess of $25,000, without Buyer's approval, which approval shall not be unreasonably withheld; provided, however, that any member of the LSPI Group may initiate emergency capital expenditures or commitments consistent with the past practices of such LSPI Group member. Sellers shall promptly notify Buyer of such emergency expenditures or commitments.

       (b) ACCESS TO RECORDS. Sellers shall, and shall cause each member of the LSPI Group to, make available to Buyer, its agents and employees, all books and records in its possession relating to the businesses of each member of the LSPI Group; provided, however, that Sellers have not made, and shall not be deemed to have made, any representations or warranties whatsoever with respect to any of such books or records or any other documents provided to or made available to Buyer, except as expressly set forth in this Agreement.

       (c) ACCESS TO FACILITIES. Buyer, its agents and employees, shall be given full access during regular business hours to the physical facilities of LSPI upon appointment with the President thereof and accompanied by such President or his designee(s). Sellers and each member of the LSPI Group and their respective employees shall cooperate fully with Buyer in its examinations and inspections, but not to the detriment of the ongoing business operations of the LSPI Group prior to Closing.

       (d) RELEASE OF GUARANTEES. Sellers and Buyer shall agree on the actions to be taken with respect to the release of each Seller from, and the substitution (as required) of Buyer as, the guarantor of the LSPI Leases and other Guaranteed Obligations. Each party shall pay its own costs in connection with seeking and obtaining such releases, but if any additional or different payments or terms are imposed by any lease participants in connection therewith, the costs or the performance thereof shall be borne as agreed upon by Sellers and Buyer.

       (e) HART-SCOTT-RODINO FILINGS. Sellers and Buyer shall cooperate in the prompt preparation and filing of all notifications and reports which may be required with respect to the transactions contemplated by this Agreement pursuant to Section 7A of the Clayton Act. Sellers and Buyer shall also cooperate in responding promptly to all inquiries from the Federal Trade Commission or the Department of Justice resulting from the filing of such notifications and reports.

       (f) NOTICE OF DEVELOPMENTS. At least ten (10) business days prior to the Closing Date, Sellers shall deliver to Buyer a complete update of the Schedules from the date hereof. Each party hereto shall notify the others of any development(s) which shall constitute a breach of any of the representations and warranties in Sections 7 or 8 above. The party so notified has the right to terminate this Agreement within the period of ten
  (10) business days from the date of receipt of such notification, if as a result of such development the financial condition, results of operations or prospects of the LSPI Group as a whole, on the one hand, or Buyer, on the other hand, have been materially and adversely affected. If within such ten
  (10) day period, the party notified shall not have exercised its right to terminate this Agreement, the written notice shall be deemed to have amended this Agreement and the relevant schedules attached thereto, to have qualified the representations and warranties contained in Sections 7 or 8 above and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development, including for purposes of Section 15 hereof.

       (g) LSPI RESTRICTIONS. Prior to the Closing Date, each Seller shall waive or abandon its right of first refusal with respect to the transfer of the other's interest in its respective Joint Venturer pursuant to this Agreement.

       (h) BEST EFFORTS. Buyer and Sellers shall use their best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with their respective obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Buyer and Sellers shall use their best efforts to fulfill the conditions to their obligations hereunder and to cause their representations and warranties to remain true and correct as of the Closing Date.

       (i) ALLOCATION OF PULP. Pentair and Buyer shall take all necessary action to transfer all contracts for purchase of kraft pulp currently in the name of Pentair and allocated to LSPI into the name of LSPI or Buyer, as Buyer may direct. Until such contracts are transferred or terminated, Pentair shall continue to perform such contracts or direct delivery of pulp thereunder to LSPI in the same manner as currently performed, and LSPI shall pay for such kraft pulp delivered to the seller thereof, or if Pentair has paid therefor, promptly to Pentair upon delivery.

       10. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer hereunder (unless expressly waived by Buyer) are subject to the fulfillment, prior to or at Closing, as the case may be, of each of the following conditions:

       (a) NO ERRORS; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Sellers herein shall be true and correct as of the Closing Date. Sellers shall have performed the obligations set forth in Section 9 and in all material respects all of the other obligations to be performed by them hereunder in the time and manner herein stated.

       (b) OFFICER'S CERTIFICATES. Sellers shall have delivered to Buyer certificates, dated as of the Closing Date, executed by their respective Secretaries, and in form and substance satisfactory to Buyer, certifying that the covenants and conditions specified in this Agreement to be met by Sellers have been performed or fulfilled and that the representations and warranties herein made by Sellers are true and correct as of such date.

       (c) CERTIFIED COPY OF RESOLUTIONS. Sellers shall have delivered to Buyer a certified copy of resolutions adopted by their respective Boards of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

       (d) OPINION OF SELLERS' COUNSEL. Sellers shall have delivered to Buyer the opinion of their respective counsel, dated as of the Closing Date, in form and substance satisfactory to Buyer and its counsel, giving the following clean legal opinions:

            (1) valid organization of Sellers and each of the members of the LSPI Group;
            (2) corporate power and authority of each Seller to enter into the Agreement;
            (3)  necessary foreign qualification of members of the LSPI
                 Group;
            (4) No Breach or Default Opinion with respect to members of the LSPI Group;
            (5)  No Violation Opinion with respect to each Seller;
            (6) Remedies Opinion with respect to each Seller, this Agreement and the LSPI Leases;
            (7) Legal Proceedings Opinion with respect to each Seller and members of the LSPI Group;
            (8) other legal matters agreed upon between Sellers and Buyer; and
            (9) no violation of registration provisions of the 1933 Act and applicable state securities laws;

  all in accordance with, and subject to the General Qualifications and other limitations and provisions contained in, the Legal Opinion Accord of the ABA Section of Business Law (1991).

       (e) INJUNCTIONS. No injunction shall have issued restricting or prohibiting the transactions contemplated by this Agreement.

       (f) CLAYTON ACT MATTERS. The waiting period required by Section 7A of the Clayton Act shall have expired or been terminated.

       (g) ENVIRONMENTAL MATTERS. The results of any inspections, soil test boring, soil tests, drainage tests, surveys, topographical analyses, engineering studies or other investigations performed or obtained by Buyer shall not have disclosed evidence of Hazardous Materials in, on or adjacent to any of the real properties owned or occupied by any member of the LSPI Group, other than those disclosed in any environmental studies or other information listed on Schedule 10(g) which would materially and adversely affect the operations of the LSPI Group taken as a whole. Buyer shall not have received any evidence that there are existing violations of any Environmental Law, other than those described in Schedule 10(g), or that any requisite environmental license or permit or any occupance, use or building permits or other approvals from applicable governmental authorities are currently required for the continued operation of the facilities owned by the LSPI Group which have not been obtained or are not in effect. In order to enable Buyer to conduct a due diligence investigation, Sellers and LSPI, and any other entity within the LSPI Group or SRFI Group with relevant information on the environmental status of the operating facilities of LSPI, shall provide Buyer with access to the environmental files, licenses, permits, permit applications, consultant reports, notices from local, state and federal governmental entities, environmental audit and inspection reports, insurance files, and other information necessary for Buyer to assess the environmental status of the operating facilities of LSPI as well as permit or obtain permission for Buyer to conduct soil and groundwater testing on or beneath the real properties owned or occupied by any member of the LSPI Group.

       (h) LSPI RESTRICTIONS. Each Seller shall have waived or abandoned its right of first refusal with respect to the transfer of the other's interest in its respective Joint Venturer pursuant to this Agreement.

       (i) FINANCING. Buyer shall have used its best efforts to maintain an aggregate of at least $250 million available under Buyer's committed and uncommitted lines of credit until the Closing Date, and such lenders shall not have cancelled or revoked such lines of credit prior to the Closing Date.

       (j) FIRPTA CERTIFICATE. Sellers shall have furnished Buyer with a certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. If Sellers cannot furnish such a certificate or Buyer is not entitled to rely upon such certificate under the provisions of Section 1445 of the Code and the regulations thereunder, Sellers shall take and/or permit Buyer to take any and all steps necessary to allow Buyer to satisfy the requirements of Section 1445 of the Code.

       (k) PURCHASE OF SRFI AND NIAGARA PAPER. On or prior to the Closing Date, Buyer shall have purchased all of the assets of LSPI Fiber Co., a joint venture organized under the general partnership laws of the state of Minnesota and all of the issued and outstanding capital stock of Superior Recycled Fiber Corporation, a Minnesota corporation, and all of the issued and outstanding capital stock of Niagara of Wisconsin Paper Corporation, a Wisconsin corporation.

       (l) REAL ESTATE CONSENTS. Sellers shall deliver to Buyer any consents or approvals of any parties required pursuant to (i) the terms of any contract, agreement, option or undertaking affecting the Owned Real Estate; and (ii) the terms of the Real Estate Leases and estoppel certificates in form and substance reasonably acceptable to Buyer from all lessors under the Real Estate Leases.

       (m)  TITLE INSURANCE AND SURVEYS.

            (i) Buyer shall have obtained an ALTA Owners Policy of Title Insurance Form B Owner's Form (the "TITLE POLICY") for each parcel of Owned Real Estate, except the Buffer Real Estate, issued by a nationally recognized title company reasonably acceptable to Buyer (the "TITLE COMPANY"). The Title Policy shall be in the amount of the purchase price allocated to the Owned Real Estate by Buyer, showing fee simple title to the Real Estate in a member of the LSPI Group (or if the member of the LSPI Group is a contract purchaser, the seller designated under the applicable sales contract), subject only to current real estate taxes not yet due and payable as of the Closing Date, liens and encumbrances reflected on Schedule 10(m) hereto, and such other covenants, conditions, easements and exceptions to title as Buyer may approve in writing (collectively, the "PERMITTED EXCEPTIONS"). With reasonable promptness, after the date of this Agreement, Buyer shall order commitments (the "COMMITMENTS") for the Title Policy. Copies of the Commitments shall be promptly delivered to Sellers. The Commitments and the Title Policy to be issued by the Title Company shall have all Standard and General Exceptions deleted so as to afford full "extended form coverage" and shall contain an ALTA Zoning Endorsement 3.1, contiguity, non-imputation, and such other endorsements as may be reasonably requested by Buyer. At Closing, Sellers shall deliver to Buyer a seller's affidavit or similar instruments as the Title Company may require. Buyer shall be responsible for the cost of all title insurance charges, premiums and endorsements, title abstracts and attorneys' opinions, including all search, continuation and later-date fees. To the extent that any parcel of Owned Real Estate is registered Torrens title, Sellers shall deliver the owner's duplicate certificates of titles.

            (ii) Buyer shall have obtained an as-built plat of survey of each parcel of the Owned Real Estate (the "SURVEYS"), prepared by a registered land surveyor or engineer, licensed in the respective states in which the Owned Real Estate is located, dated on or after the date hereof, certified to Buyer, the Title Company and such other entities as Buyer may designate and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, sufficient to cause the Title Company to delete the standard printed survey exception and to issue the Title Policy free from any survey objections or exceptions whatsoever. Buyer shall pay the entire cost of obtaining the Surveys. Any Survey may be a recertification of a prior survey, provided that it meets the above-described criteria. Each Survey shall show all conditions as then existing, including the location of all pipes, wires and conduits serving the Owned Real Estate and their connections to public ways, parking areas denominated as such, loading docks and other improvements, the access to and from the improvements on the Owned Real Estate, and a flood plain certification indicating no flood zone classification or area which would materially interfere with the normal operations of LSPI. With reasonable promptness after the date of this Agreement, Buyer shall order the Surveys. Copies of the Surveys shall be promptly delivered to Sellers.

            (iii) If (i) any Commitment or owner's duplicate certificate of title discloses a title exception, other than a Permitted Exception, that represents a defect affecting the marketability of the title to any parcel of Owned Real Estate (an "UNPERMITTED EXCEPTION") or (ii) any Survey discloses that improvements located on the surveyed land encroach onto adjoining land or onto any easements, building lines or set-back requirements, or encroachments by improvements from adjoining land onto the surveyed land, or onto any easements for the benefit of the surveyed land or overlap or reflects that any utility service to the improvements or access thereto does not lie wholly within the Owned Real Estate or an unencumbered easement for the benefit of the Owned Real Estate or reflects any other matter, any of which materially and adversely affects the use or improvements of such parcel of Owned Real Estate, or any other matter which renders title to any Owned Real Estate unmarketable (a "SURVEY DEFECT"), then, in any such event, Sellers shall have thirty (30) days from the date of delivery thereof to have the Unpermitted Exception removed from such Commitment and owner's certificate of title, if applicable, or the Survey Defect corrected or insured over by an appropriate title insurance endorsement, all at Sellers' cost and in a manner reasonably satisfactory to Buyer, and in any such event the Closing shall be extended, if necessary, to the date which is five (5) business days after the expiration of such 30-day period. If Sellers fail to have any Unpermitted Exception removed or any Survey Defect corrected or otherwise insured over to the reasonable satisfaction of Buyer within the time specified therefor, Buyer, at its sole option, upon not less than three (3) days' prior written notice to Sellers, may terminate this Agreement and all of Buyer's obligations hereunder.

       (n) PROVISION OF DOCUMENTATION. Sellers shall provide, to Buyer's reasonable satisfaction, copies of all documentation set forth on Schedule 7(q) but not delivered prior to the date hereof.

       (o) OTHER MATTERS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be delivered to Buyer and be reasonably satisfactory in form and substance to Buyer and its counsel.

       11. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. The obligations of Sellers hereunder (unless expressly waived by Sellers) are subject to fulfillment by Buyer, prior to or at Closing, as the case may be, of each of the following conditions:

       (a) NO ERRORS; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Buyer herein shall be true and correct as of the Closing Date. Buyer shall have performed in all material respects all of the obligations to be performed by it hereunder in the time and manner herein stated.

       (b) OFFICER'S CERTIFICATE. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, executed by an officer of Buyer, and in form and substance satisfactory to Sellers, certifying that the covenants and conditions specified in this Agreement to be met by Buyer have been performed or fulfilled and that the representations and warranties herein made by Buyer are true and correct as of such date.

       (c) CERTIFIED COPY OF RESOLUTIONS. Buyer shall have delivered to Sellers a certified copy of resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

       (d) OPINION OF BUYER'S COUNSEL. Buyer shall have delivered to Sellers the opinion of its counsel, dated as of the Closing Date, in form and substance satisfactory to Sellers and their counsel, giving the following clean legal opinions:

            (1)  valid organization of Buyer;
            (2) corporate power and authority of Buyer to enter into the Agreement;
            (3)  No Breach or Default Opinion;
            (4)  No Violation Opinion;
            (5)  Legal Proceedings Opinion;
            (6)  Remedies Opinion with respect to this Agreement; and
            (7) other legal matters agreed upon between Sellers and Buyer;

  all in accordance with, and subject to the General Qualifications and other limitations and provisions contained in, the Legal Opinion Accord of the ABA Section of Business Law (1991).

       (e) INJUNCTIONS. No injunctions shall have issued restricting or prohibiting the transactions contemplated by this Agreement.

       (f) CLAYTON ACT MATTERS. The waiting period required by Section 7A of the Clayton Act shall have expired or been terminated.

       (g) FINANCING. Buyer shall have used its best efforts to maintain an aggregate of at least $250 million available under Buyer's committed and uncommitted lines of credit until the Closing Date and such lenders shall not have cancelled or revoked such lines of credit prior to the Closing Date.

       (h) SALE OF SRFI AND NIAGARA PAPER. On or prior to the Closing Date, Buyer shall have purchased all of the assets of LSPI Fiber Co., a joint venture organized under the general partnership laws of the State of Minnesota, and all of the issued and outstanding capital stock of Superior Recycled Fiber Corporation, a Minnesota corporation, and all of the issued and outstanding capital stock of Niagara of Wisconsin Paper Corporation, a Wisconsin corporation.

       (i) OTHER MATTERS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be delivered to Sellers and be reasonably satisfactory in form and substance to Sellers and their counsel.

       12. BROKER. Pentair represents and warrants that CS First Boston was retained by it to represent it in this transaction. Minnesota Power represents and warrants that PaineWebber Incorporated was retained by it to represent it in this transaction. Buyer represents and warrants that Dillon, Read & Co. Inc. has been retained by Buyer to represent it. Each Seller shall be responsible for payment of all fees and expenses of its respective investment banker and Buyer shall be responsible for payment of all fees and expenses of Dillon, Read & Co. Inc. Should any claims for commissions be made by any other person claiming an interest in this Agreement, or in the underlying transactions, by reason of any agreement, understanding or other arrangement with Buyer or with either Seller, or their respective agents, servants, employees, or other representatives, then the party through, or on account of, whom such claims are made shall indemnify and hold harmless the other parties from any and all liabilities and expenses in connection therewith in accordance with the provisions of Section 15 below. The foregoing provisions of this Section 12 shall survive not only the Closing hereunder, but also any termination or cancellation of this Agreement.

       13. EMPLOYEES. (a) Sellers and LSPI agree to use all reasonable efforts to keep the present employees of LSPI, during the period between the execution hereof and the Closing Date. Buyer agrees that in the event that employee health and retirement benefit programs currently provided to employees of LSPI are changed or substituted for, all prior years of service of such employees with LSPI or with other affiliates of Sellers will be recognized for all purposes. Buyer and LSPI shall indemnify and hold Sellers harmless against any severance or termination pay obligations based upon prior policies of Sellers or LSPI or arising from the transactions contemplated hereby.

       (b) Sellers have announced to selected employees of LSPI transition incentives heretofore disclosed to Buyer, to encourage their continued employment and achievement of performance targets for LSPI prior to Closing. The costs and administration of all such transition incentives shall be the sole responsibility of LSPI which shall pay such transition incentives promptly after Closing, in accordance with the terms thereof.

       14. CONFIDENTIAL INFORMATION. (a) Buyer acknowledges that pursuant to its right to inspect Sellers and LSPI's records and facilities under Section 9, Buyer shall become privy to Confidential Information. Buyer agrees that in the event the transaction contemplated by this Agreement is not completed, all Confidential Information disclosed to Buyer shall remain confidential, shall not be used for the benefit of Buyer or any of Buyer's affiliates or disclosed to any person or entity, and all recorded evidence thereof shall be delivered to Sellers together with an officer's certificate to the effect that no copies thereof or any extracts, derivatives or compilations thereof remain in possession of Buyer, its employees, affiliates, agents, counsel or auditors. The confidentiality and nonuse provisions hereof shall survive any termination of this Agreement until August 26, 1997 with respect to Pentair and January 9, 1998 with respect to Minnesota Power. Buyer acknowledges that it has entered into a confidentiality letter dated August 26, 1994 between itself and CS First Boston on behalf of Pentair, and a confidentiality letter dated January 9, 1995 between itself and PaineWebber on behalf of Minnesota Power, and agrees that such confidentiality letters shall continue in full force and effect for the duration of their respective terms in addition to the provisions of this Section 14.

       (b) Sellers agree that in the event the transaction contemplated by this Agreement is completed, all confidential and proprietary information related to the LSPI Group shall remain confidential, shall not be used for the benefit of Sellers or any of Sellers' affiliates or disclosed to any person or entity. The confidentiality and nonuse obligations of Sellers hereunder shall be on the same terms and conditions as the confidentiality letters set forth in Section 14(a) and shall survive any termination of this Agreement until August 26, 1997 with respect to Pentair and January 9, 1998 with respect to Minnesota Power.

       15. INDEMNIFICATION. (a) Without limiting any remedy Buyer may have hereunder, Sellers hereby agree to indemnify, defend and hold Buyer harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys fees, suffered or incurred by Buyer, Pentair Duluth, Minnesota Paper or LSPI, when so suffered or incurred, by reason of or relating to:

            (i) any representation or warranty of Sellers contained in this Agreement being breached or untrue;

            (ii) any covenant or agreement of Sellers contained in this Agreement being breached or not fulfilled in any material respect, and not waived;

            (iii) the assertion against Buyer of any other liability of either Seller not assumed by Buyer hereunder; or

            (iv) the assertion against Buyer or the LSPI Group of any liability of the LSPI Group assumed by Sellers;

  provided, however, that any claim arising out of any breach of warranty or otherwise relating to (x) environmental conditions, permits or liabilities or obligations with respect to Hazardous Materials shall be dealt with solely in accordance with Section 18 hereof and (y) taxes shall be dealt with solely in accordance with Section 23 hereof.

       (b) Without limiting any remedy Sellers may have hereunder, Buyer hereby agrees to indemnify, defend, and hold Sellers harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys fees, by reason of or relating to:

            (i) any representation or warranty by Buyer contained in this Agreement being breached or untrue;

            (ii) any covenant or agreement of Buyer contained in this Agreement being breached or not fulfilled in a material respect, and not waived; or

            (iii) the failure of Buyer to pay, discharge, or perform any guaranty, obligation or liability assumed by Buyer hereunder (including without limitation the Guaranteed Obligations).

       (c) Notice of any claim of indemnification under this Agreement (other than for claims pursuant to Sections 16, 18 and 23) shall be effective only if such notice shall have been given in writing to the Indemnitor (as hereinafter defined) on or prior to December 31, 1997. Notice of claims by Sellers against Buyer regarding Guaranteed Obligations shall be effective only if given in writing on or prior to the date six months following the date on which the liability of Sellers is discharged with respect to the last outstanding Guaranteed Obligation.

       (d) The first $1,500,000 in the aggregate of claims made by Buyer or by Sellers as a group (except claims against Sellers under Sections 19 or 23 or under subparagraphs 15(a)(iii) and (iv) above, claims against Buyer under
  Section 19 or under subparagraphs 15(b)(iii) above or claims against either Buyer or Sellers under Sections 12, 13, 14, or 16 hereof) pursuant to this Section shall be borne by that party and shall not be indemnifiable. The minimum amount of each such claim shall be not less than $50,000 in the aggregate.

       (e) In the event that indemnification is sought with respect to any obligation of Buyer and Sellers under this Agreement, the party seeking indemnification (the "INDEMNITEE") shall give the party from whom indemnification is sought (the "INDEMNITOR") notice of any claim of the commencement of any action or proceeding promptly after the Indemnitee receives notice thereof, and shall permit the Indemnitor to assume the defense of any such claim or litigation resulting from such claim.

       If the Indemnitor assumes the defense of any such claim or litigation resulting therefrom, the obligations of Indemnitor as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnitee harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom.

       The Indemnitee may participate, at its expense, in the defense of any such claim or litigation, provided that the Indemnitor shall direct and control the defense of such claim or litigation.

       Except with the written consent of the Indemnitee, the Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability with respect to the claim or litigation.

       If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnitor shall deposit with the Indemnitee a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to Indemnitee a surety bond for such amount in form and substance reasonably satisfactory to Indemnitee, Indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the Indemnitor shall promptly reimburse Indemnitee for the amount of all costs and expenses, legal or otherwise, reasonably incurred by the Indemnitee in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any final judgment rendered with respect to such claim or in such litigation and for all reasonable costs and expenses, legal or otherwise, incurred by the Indemnitee in the defense against such claim or litigation, but only to the extent that such amounts are actually paid.

       16. GUARANTEED OBLIGATIONS. In the event that Sellers' release from the Guaranteed Obligations is not obtained, Sellers and Buyer agree that they will continue to use their best efforts to obtain the complete release of Sellers from the Guaranteed Obligations. Buyer shall indemnify Sellers against any and all demands, payments, expenses and costs incurred by Sellers in connection with such Guaranteed Obligations in accordance with Section 15 hereof for so long as Sellers have any potential liability under any such Guaranteed Obligations. Buyer and Sellers agree that the provisions of this
  Section 16 shall continue in full force and effect until the complete discharge of Sellers under such Guaranteed Obligations.

       Until Sellers are released from all of the Guaranteed Obligations, Sellers agree to comply with any and all of their non-monetary obligations and covenants under the LSPI Leases. In the event of any breach by Sellers of such obligations and covenants, Sellers shall indemnify Buyer against any and all demands, payments, expenses and costs incurred by Buyer or any member of the LSPI Group in excess of those which would have been incurred by any member of the LSPI Group in the course of performance of the Guaranteed Obligations but for any breach by Sellers, in connection with the foregoing sentence in accordance with Section 15 hereof for so long as Sellers have any obligations under such Guaranteed Obligations. Buyer and Sellers agree that the provisions of this Section 16 shall continue in full force and effect until the complete discharge of Sellers under such Guaranteed Obligations.

       In addition, with respect to the Keepwell Obligations of Sellers, until complete discharge of Sellers thereunder, on the earlier to occur of (x) the second anniversary of the Midterm Purchase Date or (y) the Change of Control Date, and on each succeeding anniversary date thereof,

            (a) Buyer shall post with Sellers irrevocable Letters of Credit for the benefit of the members of the LSPI Group having a face value equal to the nominal maximum amount of such Keepwell Obligations, which Letters of Credit shall

                 (i)  be in substantially the form set forth in
            Schedule 16 hereto,

                 (ii) be issued by a national banking institution with a rating by Standard & Poor's of A or better or otherwise acceptable to Sellers in their sole discretion,

                 (iii) be immediately payable to the respective Indenture Trustees under the Trust Indentures entered into in connection with the LSPI Lease, upon written notice to the issuing bank by the respective Sellers of any demand, notice or claim for payment or performance made upon such Seller under its Keepwell Obligations, and

                 (iv) shall be renewed (not less than thirty (30) days prior to the expiration of any previous Letters of Credit) by substitute Letters of Credit satisfying the conditions hereof.

       Buyer shall use its best efforts to procure such Letters of Credit for as long as its obligations under this subparagraph 16(a) continue.

            (b) If Buyer is unable to post such Letters of Credit, for so long as such Letters of Credit have not been provided, Buyer shall pay to Sellers an annual guaranty fee equal to 2.0% of the then current nominal remaining maximum amount of such Keepwell
       Obligations, not as penalty but as compensation for Sellers' continuing guaranty thereof for the benefit of Buyer.

            (c) Following the Closing Date, Buyer agrees that it shall not pledge, sell, transfer, assign or otherwise dispose of all or any part of the LSPI Group Stock or all or substantially all of the assets of LSPI without the written consent of Sellers, which consent may be granted or withheld in its sole discretion. At any time, Buyer may merge with to into, or consolidate with, any other corporation or sell any members of the LSPI Group or the assets thereof, provided that:

                 (i) Buyer remains absolutely and unconditionally obligated under this Agreement including specifically, but without limitation, Section 15 and 16 hereof; and

                 (ii) prior to such transaction there shall have been delivered to Sellers an opinion of Buyer's counsel reasonably satisfactory to Sellers stating in effect that Buyer's obligations under Section 15 and 16 of this Agreement are legal, valid and binding obligations of Buyer enforceable in accordance with their terms against Buyer, subject to customary qualifications as to enforceability.

       17. EXPENSES. Sellers and Buyer shall each be responsible for all of their own expenses incurred in connection with the transactions contemplated hereby. Sellers shall be responsible for the accounting and auditing fees and expenses related to the preparation of the Statement of Net Book Value. Sellers shall cooperate and cause their respective accountants and the accountants for LSPI to cooperate and assist Buyer and its accountants (including consenting to the use of the LSPI Group Financial Statements with respect to any filings by Buyer with the Securities and Exchange Commission in connection with the transactions contemplated hereby. Sellers shall be responsible for any and all fees and expenses of Sellers' and LSPI's accountants with respect to the foregoing. Buyer will pay the incremental costs and expenses of auditing the LSPI financial statements or other information required by Buyer, other than the statement of Net Book Value as of the Closing Date. Buyer will pay the cost of the Commitments, Title Policies and Surveys set forth in Section 10(n).

       18.  ENVIRONMENTAL MATTERS.

       (a) WARRANTY. Sellers warrant that, other than as disclosed to Buyer pursuant to Schedule 10(g) attached:

            (i) Compliance with Environmental Laws. The business and operations of each member of the LSPI Group comply in all material respects with all applicable Environmental Laws, except to the extent that such noncompliance could not be reasonably expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the LSPI Group.

            (ii) Notice/Receipt of Notice. No member of the LSPI Group has given, or is required to give, nor has any member received, any written notice, letter, citation, or order, or any written warning, complaint, inquiry, claim or demand (or if verbal, to the extent the warning, complaint, inquiry, claim or demand is recorded in a written log) that:
       (i) any member of the LSPI Group has violated, or is about to violate, any Environmental Law; (ii) there has been a release, or there is a threat of release, of a non-de minimis quantity of Hazardous Material from any of the LSPI Group's property, facilities, equipment or vehicles or previously owned or leased properties; (iii) any member of the LSPI Group may be or is liable, in whole or in part, for material costs of cleaning up, remediating, restoring or responding to a release of Hazardous Material; (iv) any of the LSPI Group's property or assets or previously owned or leased properties or assets are subject to a lien in favor of any governmental entity for any liability, costs or damages, under any Environmental Law; and (v) any member of the LSPI Group may be or is liable in whole or in part, for natural resource damages; provided, that for purposes of liability for natural resource damages such notice, letter, citation, order, inquiry, claim or demand was made by a governmental agency.

            (iii) Property on Environmental Cleanup Lists. No property now or previously owned or leased by the LSPI Group is listed (or with respect to Owned Real Estate proposed for listing) on the National Priorities List pursuant to Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. 9601 et seq.) ("CERCLA"), on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

            (iv) Intentionally left blank.

            (v) Past Disposal -- On site. Neither any member of the LSPI Group nor to the best knowledge of Sellers any previous owner or other person, has ever caused or permitted any material release or disposal of any Hazardous Material on, under or at any of the facilities or properties of the LSPI Group or any part thereof, and none of such facilities or properties, nor any part thereof have ever been used (whether by the LSPI Group or to Sellers' best knowledge by any other person) as a permanent storage facility or disposal site for any Hazardous Material.

            (vi) Underground Storage Tanks. There are no underground storage tanks, including any associated piping, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the LSPI Group that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, or properties of the LSPI Group.

            (vii) Off-Site Disposal. No member of the LSPI Group has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed, proposed for listing or, to the best knowledge of Sellers, which if known to the state or federal government would warrant listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is or reasonably could be the subject of federal, state or local enforcement actions or other investigations which may reasonably be expected to lead to material claims for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

            (viii) PCBs/Asbestos. There are no PCB's or friable asbestos present at any property now or previously owned or leased by the LSPI Group that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or properties of the LSPI Group.

            (ix) Pollution Control Equipment. All pollution control equipment, including any monitoring devices or related equipment, is in proper operating condition, has been properly maintained, and, in the case of major ("end-of-pipe") wastewater treatment and air pollution control facilities, has been designed to maintain compliance with applicable Environmental Laws based upon the current production rates and operating policies of LSPI in effect since January 1, 1995. All material actions necessary to maintain in force any original, as delivered, manufacturer warranties have been taken with respect to all major components of wastewater and air pollution control facilities.

            (x) Other Environmental Conditions Off-Site. To Sellers' best knowledge there are no sites or locations not currently owned or leased by the LSPI Group where Hazardous Materials were disposed of which with the passage of time, or the giving of notice or both could reasonably be expected to give rise to any material liability under any Environmental Law, to any member of the LSPI Group.

       (b) INDEMNITY. Subject to the provisions of Section 18(c) below and the limitations on indemnification set forth in Section 15(d) above, Sellers shall indemnify and hold Buyer and the members of the LSPI Group harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever (including reasonable attorneys' and consultants' fees and expenses), paid, incurred or suffered by Buyer as a result of any breach of warranties set forth in Section 18(a). With respect to any liability for disposal or arranging for disposal of Hazardous Materials at sites or locations not currently owned or leased by the LSPI Group, this indemnity shall apply notwithstanding the fact that Buyer may have received or obtained information before the Closing Date, other than that information disclosed on Schedule 10(g) indicating or otherwise showing that a claim exists or may exist under this indemnity, including, but not limited to, any information relating to a breach of the warranties set forth in Section 18(a) above.

       (c) SPECIAL PROVISIONS. The following provisions shall apply in the event of any breach of warranty under this Section 18.

            (i) Notice. Buyer shall promptly, and in no event later than 90 days from the date Buyer has knowledge, notify Sellers in writing of any claim, demand or action, situation or event covered by the warranty and indemnification provisions of Section 18. With respect to any work or activities undertaken by Buyer which is subject to this indemnity, Buyer shall provide Sellers in a timely manner, written documentation prepared in the normal course of business describing the work or activities.

            (ii) Disclosure of On-Site Environmental Matters. Buyer agrees that environmental matters associated with the Real Estate which are contained in the environmental reports and documents listed on Schedule 10(g), as well as any information obtained by Buyer during its due diligence activities conducted on the Real Estate between the signing of this Agreement and the Closing Date, shall be considered disclosed to Buyer.

            (iii) Election of Control Off-Site Work. At Sellers' option, to the extent Sellers are obligated to indemnify Buyer under this Section for the costs of investigating, remediating, restoring or cleaning-up any site where Hazardous Materials were disposed and the site is located on property not currently owned, leased or otherwise used by the LSPI Group (nor reasonably anticipated to be used by the LSPI Group), Sellers may elect to take control of the investigation, remediation, restoration and/or clean-up ("ENVIRONMENTAL CLEANUP"). If they elect to do so, Sellers shall so notify Buyer and Sellers thereafter shall be solely responsible (as between the parties hereto) for managing and paying for such Environmental Cleanup (to the extent it is obligated to indemnify Buyer) including any fines, penalties or third-party actions associated with the Environmental Cleanup.

            (iv) Buyer's Control of Work. Other than in connection with off-site Environmental Cleanups, Buyer and/or the LSPI Group shall manage and conduct any Environmental Cleanup work and shall manage and control the repair and replacement of any pollution control equipment. All such work shall be done in a commercially reasonable, cost-effective manner using good faith business judgment and without regard to the availability of indemnification hereunder.

            (v) Pollution Control Equipment. In situations where the installation of pollution control equipment is required in order to obtain compliance with the Environmental Laws, Sellers' liability under this Section shall include both capital and reasonable operation and maintenance costs (calculated on a reasonable present value basis).

            (vi) Interference with Operations. In situations where the Environmental Cleanup or the installation, repair or replacement of the pollution control equipment will materially interfere with the conduct of the operations of the LSPI Group, Sellers shall be responsible for the reasonable costs, expenses or losses associated with or attributable to any material business interruption losses, provided that Buyer shall do the work or activities in a manner that is least disruptive of the LSPI Group's ongoing operations.

       (d) EXCLUSIVE REMEDY. This Section provides to Buyer, the respective LSPI Group members and anyone claiming under or through them the exclusive remedy against Sellers with respect to any matter covered by this Section 18, and such exclusive remedy shall lapse and be of no further force or effect on and after the fifth anniversary of the Closing Date.

       (e) INSPECTION OF BOOKS AND RECORDS. In the event of any claim made by Buyer for indemnification under this Section 18, Sellers shall be entitled to access, at times reasonably convenient to Buyer and the members of the LSPI Group, to such books, records and data related to such claim for indemnification hereunder, as Sellers deem necessary to verify the basis or amount of such claim.

       19. TERMINATION OF AGREEMENT. This Agreement may be terminated upon ten (10) business days prior written notice at any time prior to Closing without liability of any party to the other:

       (a)  by mutual consent of Sellers and Buyer;

       (b) by Buyer, if notice of a material adverse development with respect to the financial condition, results of operations or prospects of the LSPI Group has been given, in accordance with Section 9(f) hereof;

       (c) by Buyer, if Closing has not occurred on or before September 30, 1995 as a result of the nonfulfillment of any of the conditions to Buyer's obligation to perform contained in Section 10 of this Agreement;

       (d) by Sellers, if notice of a material adverse development with respect to the financial condition, results of operations or prospects of Buyer has been given, in accordance with Section 9(f) hereof;

       (e) by Sellers, if Closing has not occurred on or before September 30, 1995 as a result of the nonfulfillment of any of the conditions to Sellers' obligation to perform contained in Section 11 of this Agreement; and

       (f)  by any party, if the Closing has not occurred by October 31, 1995.

  Termination of this Agreement shall not affect in any way the continuing obligations of the parties hereto pursuant to Section 12 relating to brokers and Section 14 hereof relating to the treatment of confidential information.

       20. ANNOUNCEMENTS. Buyer and Sellers shall cooperate in the preparation of any announcements regarding the transactions contemplated by this Agreement. Except as required by law, no party shall issue any announcement regarding the transactions contemplated hereby without the prior consent of the other parties, which consents shall not be unreasonably withheld. The covenants set forth in this Section shall be enforceable in law or at equity by either party.

       21. RECORDS. After the Closing Date, Buyer shall retain the books, records or other data of each member of the LSPI Group existing at the Closing Date for a period of ten (10) years. During the retention period specified above, Sellers shall be entitled to access, at times reasonably convenient to Buyer, to such books, records and data in connection with the preparation or handling of Sellers' tax returns, financial reports, tax audits, W-2 forms, litigation matters or any other reasonable need of either Seller. If the LSPI Group or Buyer wish to dispose of such material (whether during or following the 10-year period), it shall give Sellers prior notice and the opportunity to remove such material at the expense of the Seller(s) requesting the same.

       22. ASSISTANCE AFTER CLOSING. Buyer shall furnish, at no cost to Sellers, such assistance to Sellers in the preparation of their respective fiscal 1994 and 1995 financial and tax reports as Sellers may reasonably request. All such assistance shall be on a confidential basis and Sellers agree to comply with the confidentiality and limitation on use provisions of
  Section 14 hereof with respect to such confidential information.

       (a) RETAINED LIABILITIES. Buyer shall also provide Sellers with reasonable assistance, including without limitation furnishing of documents and making available to Sellers potential witnesses within its control or that of any member of the LSPI Group and the assistance of their respective engineers or experts, in the defense of any claim, lawsuit or tax examination arising out of the operations of LSPI prior to the Closing Date for which Sellers retain liability under this Agreement. Sellers shall reimburse Buyer or such member of the LSPI Group for its out of pocket expenses incurred in providing such assistance.

       (b) ALLOCATION OF PULP. Pentair and Buyer shall take all necessary action to transfer all contracts for purchase of kraft pulp currently in the name of Pentair and allocated to LSPI into the name of LSPI or Buyer, as Buyer may direct. Until such contracts are transferred or terminated, Pentair shall continue to perform such contracts and direct delivery of pulp thereunder to LSPI in the same manner as currently performed, and LSPI shall pay for such kraft pulp delivered to the seller thereof, or if Pentair has paid therefor, promptly to Pentair upon delivery.

       23.  TAX MATTERS; PAYMENT OF TAXES.

       (a) TAX RETURNS. Sellers shall prepare or cause to be prepared and shall timely file all Returns (including any amendments thereto) relating to any Taxes of the members of the LSPI Group with respect to any tax period ending on or before the Closing. Sellers shall pay or cause to be paid all Taxes of the members of the LSPI Group with respect to any period ending on or before the Closing as determined in accordance with Sections 23(b) and 23(c) hereof.

       (b) APPORTIONMENT OF INCOME. Sellers will include the income of the LSPI Group (including any deferred income and any excess loss accounts pursuant to relevant rules and regulations of the Internal Revenue Service) on Sellers' federal and state income tax Returns for all periods through the Closing Date and shall pay any federal and state income taxes attributable to such income. The LSPI Group will furnish all tax information requested by Sellers to it for inclusion in Sellers' income tax Returns for the period which includes the Closing Date in accordance with Sellers' past custom and practice. The income of the LSPI Group will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the LSPI Group as of the end of the Closing Date.

       (c) ALLOCATION OF TAXES. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins before the Closing Date and ends after the Closing Date, Sellers shall reimburse Buyer for the portion of such Taxes payable for the period ending on the Closing Date to the extent such Taxes are not reflected on the Statement of Net Book Value as of the Closing Date. For this purpose, the portion of such Tax payable for the period ending on the Closing Date shall in the case of any Taxes other than Taxes based upon or related to income or sales or use taxes, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the number of days in the entire period. The preceding sentence shall be applied with respect to Taxes relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date to the extent such Taxes are not reflected on the Statement of Net Book Value as of the Closing Date.

       (d) INDEMNITY. Notwithstanding anything to the contrary in this Agreement whether expressed or implied, Sellers shall indemnify and hold harmless Buyer, and each member of the LSPI Group against:

       (1) all Taxes imposed on any member of the LSPI Group with respect to any period ending on or before the Closing;

       (2) all Taxes imposed on Buyer or on any member of the LSPI Group with respect to any period which begins before the Closing Date and ends after the Closing Date to the extent allocated to the portion of such period ending on the Closing Date, determined in accordance with Section 23 hereof;

       (3) all Taxes imposed on Buyer or on any member of the LSPI Group with respect to income earned by any member of the LSPI Group for the period beginning January 1, 1995 and ending on the Closing Date, determined in accordance with Section 23(b) hereof;

       (4) all Taxes imposed on any member of the LSPI Group as a result of the Section 338(h)(10) Elections contemplated by Section 24 hereof;

       (5) all Taxes imposed on any member of an affiliated, consolidated, combined or unitary group which includes or has included any member of the LSPI Group with respect to any taxable period that ends on or prior to the Closing;

       (6) all liability resulting from or attributable to a breach of the representations, warranties and covenants contained in
            Section 7(t) and this Section 23; and

       (7) any claim under Treas. Reg. 1.1502-6 by the Internal Revenue Service against any member of the LSPI Group which was a member of Sellers' respective consolidated groups prior to the Closing Date with respect to any federal income tax liability of any Sellers for any period ending on or prior to December 31, 1995.

       (e) POST-CLOSING ELECTIONS. Sellers will (or will cause members of the LSPI Group, as the case may be to) make or join, as necessary, with Buyer in making any election relating to income taxes, including, but not limited to, elections under Section 732(d) and Section 754 of the Code, for the year in which the Closing Date occurs. Prior to Closing, Buyer shall retain an appraiser to appraise the assets of the LSPI Group. Sellers and the members of the LSPI Group and their respective employees shall cooperate fully with Buyer and its appraiser in connection with the appraisal. The cost of the appraisal shall be borne by Buyer.

       (f) CONTROL OF CONTEST. Sellers shall have the right, at their own expense, to control any audit or determination by any taxing authority, initiate any claim for refund or amended Return and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes for any taxable period for which any Sellers (or any of its affiliates) is charged with responsibility for filing a Return under this Agreement. Each party will allow the other and its counsel (at its or their own expense) to be represented during any audits of income tax Returns to the extent that disputed items therein relate to the LSPI Group. Buyer shall, or shall cause its affiliates to, undertake or authorize actions in their capacity as tax matters partner of LSPI as requested by Sellers with respect to this Section 23(f).

       (g) GENERAL. Each of Buyer and Sellers shall provide the other, and Buyer shall following the Closing cause each member of the LSPI Group to provide to Sellers, with the right, at reasonable times and upon reasonable notice, to have access to personnel, and to copy and use, any records or information that may be relevant in connection with the preparation of any Returns, any audit or other examination by any taxing authority or any litigation relating to liability for Taxes. Information required in the filing of any Return shall be provided to the other party not less than thirty (30) days before such Return is due. Sellers will allow the Buyer an opportunity to review and comment upon any Returns under Subsection 23(a) (including any amended returns) to the extent that they relate to any member of the LSPI Group. Sellers will take no position on such Returns that relate to any member of the LSPI Group that would adversely affect any member of the LSPI Group after the Closing. Sellers and Buyer shall retain all records relating to Taxes for as long as the statute of limitations with respect thereto shall remain open.

       (h) SALES AND TRANSFER TAXES. All sales and transfer Taxes (including all stock transfer taxes, if any) incurred in connection with the transactions contemplated hereby will be borne by the statutorily responsible party. If required by applicable law, Buyer or Sellers, as the case may be, will join in the preparation and execution of any Returns or other documentation related to the payment of any sales or transfer Taxes.

       (i) TAX EFFECTIVE TIME. For purposes of Taxes, the Closing shall be deemed to have occurred, and shall be effective, as of the close of business on the Closing.

       (j) SURVIVAL. All of the representations, warranties, covenants and indemnities contained in this Agreement which relate to Taxes shall survive the Closing (even if the Indemnified Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of the Closing) and continue in full force and effect until the expiration of the applicable statute of limitations (including any extensions thereof).

       (k) LSPI LEASES TAX RATE CHANGE INDEMNITY. In the event of an adjustment of rents under the LSPI Leases, as a result of a Change in Tax Law which becomes effective after the date hereof and on or prior to the date (the "MIDTERM PURCHASE DATE") on which LSPI may make the Midterm Purchase in accordance with Section 13(b) of the Facility Leases (whether or not such Midterm Purchase is made),

            (i) if such adjustment occurs as a result of an increase in corporate tax rates, Sellers shall indemnify and hold harmless Buyer and each member of the LSPI Group (without duplication) against

                 (A) any increase in Basic Rent, payable to any Lessor not affiliated with Buyer, over the amount of Basic Rent payable as of the Closing Date under each of the LSPI Leases, for the period from the effective date of such increase to the Midterm Purchase Date; and

                 (B) if and only if LSPI exercises its option to purchase the Undivided Interests on the Midterm Purchase Date pursuant to Section 13(b) under the LSPI Leases, any increase in the Agreed Fair Market Value, paid to any Lessor not affiliated with Buyer, over the Agreed Fair Market Value payable as of the Closing Date under each of the LSPI Leases;

            in each event payable at the time such increased amount is paid by such member of the LSPI Group;

            (ii) if such adjustment occurs as a result of a decrease in corporate tax rates, Buyer shall pay to Sellers

                 (A) any decrease in Basic Rent, payable to any Lessor not affiliated with Buyer, over the amount of Basic Rent payable as of the Closing Date under each of the LSPI Leases, for the period from the effective date of such decrease to the Midterm Purchase Date; and

                 (B) if and only if LSPI exercises its option to purchase the Undivided Interests on the Midterm Purchase Date pursuant to Section 13(b) under the LSPI Leases, any decrease in the Agreed Fair Market Value, paid to any Lessor not affiliated with Buyer, over the Agreed Fair Market Value payable as of the Closing Date under each of the LSPI Leases;

            in each event payable at the time such decreased amount is paid by such member of the LSPI Group;

       Attached hereto as Schedule 23 is a schedule of Basic Rent, Agreed Fair Market Values and other pricing items for the LSPI Leases, in effect as of the Closing Date. Capitalized terms used in this
       Section 23(k) but not defined in this Agreement shall have the meanings ascribed to them in the LSPI Leases.

       (l) REFUND OF TAX INDEMNITY PAYMENT. In accordance with the Tax Indemnity Agreement with NYNEX Credit Corporation ("NYNEX") under the LSPI Leases, LSPI advanced funds to NYNEX in connection with its tax audit as affected by a tax audit relating to LSPI's tax years 1985-87. LSPI has transferred to the Sellers as of December 31, 1994 a receivable from NYNEX with respect to any refund of such advance. If and to the extent LSPI is repaid by NYNEX for such advance, Buyer agrees to cause LSPI to pay such refunded amounts one-half to each Seller promptly upon receipt. Notwithstanding the foregoing, Sellers shall indemnify and hold harmless Buyer and each member of the LSPI Group from and against any and all demands, payments, expenses and costs incurred by Buyer or any member of the LSPI Group under the Tax Indemnity Agreements with respect to any actions taken by Sellers or any members of the LSPI Group or events occurring prior to the Closing Date.

       (m) TAX AGREEMENTS. Minnesota Power and Buyer agree that, upon Closing, the Tax Agreement dated October 5, 1993 and the State Tax Agreement dated October 5, 1993, both between Minnesota Power and its subsidiaries, including Minnesota Paper, shall terminate as to Minnesota Paper, and, that notwithstanding Section 7 of each such agreement, following termination of each agreement, Minnesota Paper and Buyer shall not be bound by the terms of the agreements and not be entitled to receive or obligated to make payments under the agreements attributable to any period during which Minnesota Paper was a party to each agreement.

       24. SECTION 338(H)(10) ELECTION. Each Seller agrees to jointly file with Buyer the election (the "ELECTION") provided for by Section 338(h)(10) of the Code and the corresponding election under applicable state or local tax law with respect to the sale and purchase of capital stock of each of the Joint Venturers, as the case may be. In connection with the Election:

       (a) Buyer and Sellers shall each provide to the other all necessary information, including information as to tax basis, to permit the Election to be made and its consequences to be accurately reflected for all relevant accounting and tax reporting purposes, and to take all other actions necessary to enable Buyer and Sellers to make the Election.

       (b) Buyer shall retain at Buyer's cost an appraiser to prepare a report (a "REPORT") appraising the value of the assets of the Joint Venturers to determine the proper allocations (the "ALLOCATIONS") of the "adjusted grossed-up basis" (within the meaning of Treasury Regulation 1.338(b)-(1) and the modified adjusted deemed selling price ("MADSP") (within the meaning of Treasury Regulation 1.338(h)(10)-1) among the assets of the Joint Venturers in accordance with Section 338(b)(5) and (h)(10) of the Code and Treasury Regulations thereunder.

       The Report shall be finalized no later than 120 days after the Closing Date. At least thirty (30) days before such Report is finalized, Buyer shall provide Sellers a copy of the appraiser's preliminary report or indication of the Allocations. After receipt of such preliminary report or indication, Sellers shall give to Buyer in writing any objections or questions which Sellers may have to such preliminary report or indication, and the parties shall thereafter use their best efforts to resolve such objections or questions so that the Report is finalized no later than 120 days after the Closing Date and the Election is timely made.

       (c) Buyer and Sellers shall jointly prepare a Form 8023-A, together with all required attachments, and the corresponding forms required or appropriate under state tax laws (collectively, an "ELECTION FORM") in a manner consistent with the Allocation.

       (d) As promptly as practicable after the Closing Date, Buyer and Sellers shall take all action and file all documents to effect and preserve a timely Election.

       (e) Each Seller shall allocate the MADSP resulting from the Election in a manner consistent with the Allocations and shall not take any position inconsistent with the Election or the Allocations in connection with any Return; provided, however, that each Seller may take into account its transaction costs when calculating such MADSP.

       (f) Buyer shall allocate the "adjusted grossed-up basis" of the capital stock of the Joint Venturers among the assets of the Joint Venturers in a manner consistent with the Allocations and shall not take any position inconsistent with the Election or the Allocations in any Return or otherwise; provided, however, that Buyer may add its transaction costs to the "adjusted grossed-up basis" of the capital stock of the Joint Venturers for purposes of allocating among the assets of the Joint Venturers.

       (g) Sellers and Buyer acknowledge that for federal income tax purposes (and for state income tax purposes in those states whose income tax provisions follow the federal income tax treatment), the sale of the capital stock of the Joint Venturers from Sellers to Buyer will be treated as a sale of assets by each Joint Venturer to Buyer followed by a complete liquidation of each Joint Venturer with and into Sellers, and the parties agree to report the transaction in a manner consistent with this treatment and to take no positions inconsistent with this treatment. The parties also agree that neither Buyer nor the Joint Venturers shall be liable for any Taxes resulting from the sale of the capital stock of Joint Venturers or the Election.

       25.  LIMITATIONS ON LIABILITY.

       (a) Any amount of indemnity payable by Sellers under Sections 12, 14, 15, 16, 18, 19 or 23 of, or relating to the transactions contemplated by, this Agreement, or arising in connection with the operations, properties or financial condition of members of the LSPI Group shall be paid by Sellers severally, and not jointly or jointly and severally, in accordance with the following principles:

            (i) if the claim arises out of any misrepresentation or breach of warranty made with respect to either Seller or its respective Joint Venturer, the claim shall be the sole responsibility of such Seller;

            (ii) if the claim arises out of any misrepresentation or breach of warranty made with respect to LSPI, the claim shall be the responsibility of both Sellers, who shall each pay one-half of any amount of indemnity with respect thereto;

            (iii) if the claim arises out of the breach of any covenant or agreement by either Seller or its respective Joint Venturer, the claim shall be the sole responsibility of such Seller;

            (iv) if the claim arises out of the breach of any covenant or agreement by LSPI, the claim shall be the responsibility of both Sellers, who shall each pay one-half of any amount of indemnity with respect thereto;

            (v) if the claim arises out of assertion by any third party of any claim (including tax claims), liability or obligation against or with respect to any member of the LSPI Group which is assumed, or indemnified against, by either Seller, with respect to its respective Joint Venturer, the claim shall be the sole responsibility of such Seller;

            (vi) if the claim arises out of assertion by any third party of any claim (including tax claims), liability or obligation against or with respect to any member of the LSPI Group which is assumed, or indemnified against, by both Sellers, with respect to LSPI, the claim shall be the responsibility of both Sellers, who shall each pay one-half of any amount of indemnity with respect thereto; and

            (vii) if the claim arises from the termination of this Agreement, compensation for which is provided in Section 19 hereof, Seller(s) in breach shall be solely responsible for such claim.

       To the extent that any amount of indemnity is payable by Buyer to Seller(s), the foregoing principles shall apply to the determination of the Seller to whom such indemnity is payable, mutatis mutandis.

       (b) No party is responsible for, and no party may recover from any other party, any amount of consequential (e. g., lost profits or the like) or punitive damages. Notwithstanding the foregoing exclusion, to the extent any party hereto sustains any loss or incurs any expense compensable under this Agreement that contains or includes any measure of consequential or punitive damages awarded to a third party, then such indirect consequential and punitive damages may be recovered.

       (c) Sellers and Buyer specifically agree that the total amount of indemnification payable by Sellers pursuant to Sections 15, 16, 18 and 23 together shall not exceed the amount of the purchase price paid to each Seller in cash hereunder.

       26. AMENDMENT AND WAIVER. This Agreement may not be amended or modified at any time or in any respect other than by an instrument in writing executed by Buyer and Sellers.

       27. NOTICES. Any notice or communication provided for in this Agreement shall be in writing and shall be deemed given when delivered personally, against receipt, or when deposited in the United States mail, registered or certified mail, return receipt requested to the following address:

            (a)  If to Pentair:

                 Pentair, Inc.
                 1500 County Road B2 West
                 St. Paul, Minnesota  55113-3105
                 Attention:  Ronald V. Kelly
                 Facsimile:  (612) 639-5209

                 with a copy to:

                 Henson & Efron, P.A.
                 1200 Title Insurance Building
                 400 Second Avenue South
                 Minneapolis, Minnesota  55401
                 Attention:  Louis L. Ainsworth
                 Facsimile:  (612) 339-6364

            (b)  If to Minnesota Power:

                 Minnesota Power & Light Company
                 30 West Superior Street
                 Duluth , Minnesota 55802
                 Attention:  David G. Gartzke
                 Facsimile:  (218) 723-3960

                 with a copy to:

                 Minnesota Power & Light Company
                 30 West Superior Street
                 Duluth , Minnesota 55802
                 Attention:  Steven W. Tyacke
                 Facsimile:  (218) 723-3955

            (c)  If to Buyer:

                 Consolidated Papers, Inc.
                 231 First Avenue North
                 P. O. Box 8050
                 Wisconsin Rapids, WI 54495-8050
                 Attention:  Carl H. Wartman
                 Facsimile:  (715) 422-3203

                 with a copy to:

                 McDermott, Will & Emery
                 227 West Monroe Street
                 Chicago, Illinois 60606-5096
                 Attention:  Robert A. Schreck, Jr.
                 Facsimile:  (312) 984-3669

  Any party may change the above address for notice by written notice to the other parties in accordance with the provisions of this Section.

       28. PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Sellers and Buyer, their respective successors and permitted assigns. No party may assign this Agreement without the express written consent of the other parties, except that Buyer may assign this Agreement to an affiliate of Buyer provided that no such assignment shall relieve Buyer of its obligations hereunder or otherwise prejudice Sellers. This Agreement shall not confer any rights or remedies upon any person other than Buyer and Sellers and their respective successors and permitted assigns.

       29. FURTHER ASSURANCES. Each party shall from time to time execute and deliver such further documents and do such further acts as the other parties may reasonably require for carrying out the purposes and intent of this Agreement.

       30. NO WAIVERS. No failure of any party to this Agreement to pursue any remedy resulting from a breach of this Agreement shall be construed as a waiver of that breach or as a waiver of any subsequent or other breach.

       31. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the substantive laws of the state of Minnesota without giving effect to the choice of law provisions thereof. This Agreement shall be subject to the exclusive jurisdiction of the courts of, and United States federal courts sitting in, the state of Minnesota, and all parties hereby irrevocably submit to the jurisdiction of such courts with respect to any claim arising out of this Agreement.

       32. SEVERABILITY. Should any provision of this Agreement be or become invalid in whole or in part or be incapable of performance for whatever reason, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In such event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance, a provision which corresponds to the spirit and purpose of such invalid or unperformable provision as far as permitted under applicable law, so as to realize to the fullest extent possible the economic purpose and effect of this Agreement.

       33. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties and supersedes all prior representations, understandings or agreements between them, written or oral, respecting the within subject matter. Headings are for convenience only and are not intended to alter any of the provisions of this Agreement. Words importing the singular number include the plural and vice versa. This Agreement may be signed in multiple copies, each of which shall be considered an original, but all of which shall together constitute one and the same instrument.

                             *           *           *

       IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its authorized officer as of the date first above written.

                                PENTAIR, INC.

                                By: /s/ Winslow H. Buxton
                                  Its: Chief Executive Officer


                                MINNESOTA POWER & LIGHT
                                  COMPANY

                                By: /s/ Arend J. Sandbulte
                                  Its: Chairman and President


                                CONSOLIDATED PAPERS, INC.

                                By: /s/ Patrick F. Brennan
                                  Its: President and Chief Executive Officer





                            AMENDMENT TO AGREEMENT FOR
                           SALE AND PURCHASE OF STOCK OF
                             PENTAIR DULUTH CORP. AND
                           MINNESOTA PAPER INCORPORATED


       THIS AMENDMENT TO AGREEMENT is made and entered into as of the 30th day of June, 1995 between Pentair, Inc., a Minnesota corporation ("Pentair"), Minnesota Power & Light Company, a Minnesota corporation ("Minnesota Power") and Consolidated Papers, Inc., a Wisconsin corporation ("Buyer").

       WHEREAS, the parties entered into the Agreement for Sale and Purchase of Stock of Pentair Duluth Corp. and Minnesota Paper Incorporated on May 8, 1995 (the "Agreement");

       WHEREAS, the parties desire to clarify their respective responsibilities under Section 5 of that Agreement;

       NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and conditions herein contained, the parties agree as follows:

       Section 5 of the Agreement shall be amended and shall read in its entirety as follows:

       "5. Assumption of Liabilities. Buyer shall indemnify Sellers in accordance with the provisions of Section 16 hereof against any claim arising out of any Guaranteed Obligations. In no event shall Buyer be subject, without its consent, to terms and conditions more restrictive than those set forth in the existing Guaranteed Obligations."

       IN WITNESS WHEREOF, each party has caused this Amendment to Agreement to be executed by its authorized officer as of the date first above written.


   PENTAIR, INC.                         MINNESOTA POWER
                                         & LIGHT COMPANY

   By:  /s/ Ronald V. Kelly              By:  /s/ David G. Gartzke
      Its:  Senior Vice President           Its:  Senior Vice President


                                    CONSOLIDATED PAPERS, INC.


                                    By:  /s/ Richard J. Kenney
                                      Its:  Vice President, Finance